Filed Pursuant to Rule 424(b)(5)
File No. 333-201368

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 21, 2015)

OHR PHARMACEUTICAL, INC.

3,885,000 Shares of Common Stock

Series A Warrants to Purchase 1,942,500 Shares of Common Stock

Series B Warrants to Purchase 3,885,000 Shares of Common Stock

We are offering 3,885,000 shares of our common stock, Series A warrants to purchase 1,942,500 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of such warrants) and Series B warrants to purchase 3,885,000 shares of our common stock (and the shares of common stock issuable from time to time upon exercise of such warrants) directly to selected investors. The Series A warrants and Series B warrants are collectively referred to as the “warrants”. Each share of common stock we sell in this offering will be accompanied by a Series A warrant to purchase .5 of a share of common stock exercisable for a period of five years at an exercise price of $2.75 per share and a Series B warrant to purchase one share of common stock exercisable for a period of six months at an exercise price of $3.00 per share. Each share of common stock and accompanying Series A warrant and Series B warrant are being sold at a combined, negotiated price of $2.00.

Our common stock is traded on the Nasdaq Capital Market under the symbol “OHRP.” We do not intend to apply for any listing of the warrants on any securities exchange and we do not expect that the warrants will be quoted on the Nasdaq Capital Market. On December 7, 2016, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $2.53 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 4 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share and Accompanying Warrants	Total
Public offering price	$2.00	$7,770,000
Placement agent fees (1)	$0.15	$582,750
Proceeds, before expenses, to us	$1.85	$7,187,250

(1) In addition, we have agreed to pay the placement agent a management fee equal to 1% of the gross proceeds of this offering excluding the proceeds, if any, from the exercise of the warrants and to reimburse the placement agent for aggregate offering expenses up to $125,000. See the “Plan of Distribution” section of this prospectus supplement for more information on the placement agent arrangements.

We have retained H.C. Wainwright & Co., LLC to act as our exclusive placement agent (“placement agent”) in connection with the Securities offered by this prospectus supplement. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus supplement. The placement agent is not purchasing or selling any of the shares of securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number of shares or dollar amount. We have agreed to pay to the placement agent the placement agent fees set forth in the table below, which assumes that we sell all of the common stock and warrants we are offering.

Delivery of the shares of common stock and warrants is expected to be made on or about December 13, 2016, subject to customary closing conditions.

H.C. Wainwright & Co.

The date of this prospectus supplement is December 7, 2016

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about our common stock and warrants in two separate documents: (1) this prospectus supplement, which describes the specific terms of this offering of our common stock and warrants and adds to and updates the information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus, and (2) the accompanying prospectus, which provides general information about our Company and common stock and warrants we may offer from time to time. If the information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

Our common stock and warrants are being offered for sale only in places where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock and warrants in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and warrants and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

All references to “we,” “us,” “our,” or the “Company” in this prospectus supplement mean Ohr Pharmaceutical, Inc., a Delaware corporation, and its subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, our future results of operations and financial performance. In some cases, you can identify forward-looking statements by words such as “anticipate,” “approximately,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and “would” or the negative version of these words or other comparable or similar words. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus or incorporated by reference into this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus supplement due to certain risks and uncertainties. The factors listed below in the item captioned “Risk Factors” describe risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements.

Forward-looking statements contained in this prospectus supplement speak only as of the date of this prospectus supplement. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights information contained elsewhere in this prospectus supplement and in the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully this prospectus supplement and the accompanying prospectus and the information incorporated by reference in this prospectus supplement and accompanying prospectus, including “Risk Factors” included below and our consolidated financial statements and related notes included in our most recently filed Annual Report on Form 10-K, in each case as updated or supplemented by subsequent periodic reports that we file with the SEC, before making an investment decision.

About Ohr Pharmaceutical, Inc.

Company Overview

We are a pharmaceutical company focused on the development of novel therapeutics and delivery technologies for the treatment of ocular disease. Our development pipeline consists of multiple programs and indications at various stages of development. Our lead clinical asset, topical Squalamine (also known as squalamine lactate ophthalmic solution, 0.2%, or OHR-102), is a novel therapeutic product which could provide a non-invasive therapy to improve vision outcomes beyond that achieved with current standard of care, without requiring multiple injections per office visit. We are conducting a Phase 3 registration program evaluating Squalamine in combination with Lucentis® injections for the treatment of wet-AMD. This clinical program is proceeding based on the data from a Phase 2 clinical trial in wet-AMD which demonstrated a positive and clinically meaningful treatment effect of Squalamine combination therapy in classic containing choroidal neovascularization (classic CNV) as well as those with occult neovascularization (occult CNV) less than 10mm2.

Our preclinical stage pipeline is focused on the development of sustained release therapeutics utilizing the platform technology we acquired in May 2014. There are several active programs evaluating molecules and approaches for the treatment of glaucoma, steroid induced glaucoma, ocular allergy, and retinal disease. These programs have been identified by Ohr as large markets with unmet medical needs or where sustained release therapeutics can greatly improve upon the way ocular disease is currently being treated, including increasing compliance rates and reducing treatment burden.

Financial Update

While we have not finalized our full financial results for the fiscal year ended September 30, 2016, we expect to report that we had approximately $12.5 million of cash, cash equivalents and short-term investments as of September 30, 2016. This amount is preliminary, has not been reviewed and is subject to change upon completion of the review of our consolidated financial statements as of and for the fiscal year ended September 30, 2016. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of September 30, 2016.

The Offering

The following is a brief summary of certain terms of this offering and is not intended to be complete.

Common stock offered by us in this offering	3,885,000 shares of common stock

Warrants offered by us in this offering

Series A warrants to purchase 1,942,500 shares of common stock (with a warrant to purchase of a share of common stock being issued in connection with each share of common stock issued in this offering). Each warrant will have an exercise price of $2.75 per share, will be immediately exercisable and will expire on the five year anniversary of issuance.

Series B warrants to purchase 3,885,000 shares of common stock (with a warrant to purchase of a share of common stock being issued in connection with each share of common stock issued in this offering). Each warrant will have an exercise price of $3.00 per share, will be immediately exercisable and will expire on the six month anniversary of issuance.

Offering price	$2.00 per share of common stock and accompanying Series A warrant to purchase .5 of a share of our common stock and Series B warrant to purchase one share of our common stock.

Common stock outstanding after this offering	35,961,396 shares of common stock (1)

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $6.9 million after deducting estimated placement agent fees and other estimated offering expenses payable by us (assuming the sale of all shares covered by this prospectus supplement and assuming no exercise of any of the warrants offered hereby). We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including Phase 3 clinical trials of Squalamine. See “Use of Proceeds” for more information about the use of the proceeds of this offering.

Nasdaq Capital Market symbol	OHRP

Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement, and read this prospectus supplement carefully before making an investment decision with the respect to our common stock or the Company.

(1) The number of shares of common stock to be outstanding after this offering is based on 32,076,396 shares of common stock outstanding as of December 6, 2016, and excludes the shares of common stock issuable upon exercise of the warrants being offered by us in this offering and also excludes as of that date:

●	2,827,468 shares of common stock issuable pursuant to the exercise of outstanding options issued under our equity incentive plans at a weighted-average exercise price of $6.64 per share;

●	514,923 shares of common stock issuable pursuant to the exercise of warrants at a weighted average exercise price of $4.52 per share;

●	2,678,600 shares of common stock available for future issuances under our equity incentive plans; and

●	5,827,500 shares of common stock issuable pursuant to the exercise of the Series A warrants and Series B warrants.

RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We currently do not have, and may never have, any products that generate revenues.

We are a development stage pharmaceutical company and currently do not have, and may never have, any products that generate revenues. Investment in pharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. To date, we have not generated any product revenues from our product candidates currently in development. We cannot guarantee that any of our product candidates currently in development will ever become marketable products.

We must demonstrate that our drug candidates satisfy rigorous standards of safety and efficacy for their intended uses before the FDA, and other regulatory authorities in the United States, the European Union and elsewhere. Significant additional research, preclinical testing and clinical testing is required before we can file applications with the FDA or other regulatory authorities for premarket approval of our drug candidates. In addition, to compete effectively, our drugs must be easy to administer, cost-effective and economical to manufacture on a commercial scale. We may not achieve any of these objectives. We reached an agreement on a Special Protocol Assessment with the FDA on the design of the Phase 3 trial for Squalamine in wet-AMD in March 2016, and we initiated the Phase 3 clinical program and began enrolling patients in April 2016. We cannot be certain that the clinical development of this or any other drug candidates in preclinical testing or clinical development will be successful, that we will receive the regulatory approvals required to commercialize them or that any of our other research and drug discovery programs will yield a drug candidate suitable for investigation through clinical trials. Our commercial revenues from our product candidates currently in development, if any, will be derived from sales of drugs that will not become marketable for several years, if at all.

We have incurred significant losses and anticipate that we will incur additional losses. We might never achieve or sustain revenues.

We have experienced significant net losses since our inception. As of September 30, 2016, we had an accumulated deficit of approximately $84.3 million (unaudited). We expect to incur net losses over the next several years as we advance our programs and incur significant clinical development costs. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. We do not expect to receive, for at least the next several years, any revenues from the commercialization of our product candidates.

There is no guarantee that our Phase 3 clinical trials for Squalamine in wet-AMD will be completed or completed in the anticipated timeframe or that they will be successful.

The results of the Phase 2 clinical trial support conducting Phase 3 clinical trials for Squalamine with enrollment criteria for a targeted population, based on the complete analysis of the Phase 2 clinical trial. We reached an agreement on a Special Protocol Assessment with the FDA on the design of the Phase 3 trial in March 2016, and we initiated the Phase 3 clinical program and began enrolling patients in April 2016. However, there can be no assurance that the Phase 3 clinical trials will be completed in the anticipated timeframe, completed at all, or that they will be successful.

The historical rate of failures for product candidates in clinical development and late-stage clinical trials is high.

We reached an agreement on a Special Protocol Assessment with the FDA on the design of the Phase 3 trial in March 2016, and we initiated the Phase 3 clinical program and began enrolling patients in April 2016. The Phase 3 trials for Squalamine are designed to measure the efficacy of combination therapy with Squalamine plus Lucentis® injections compared with Lucentis® monotherapy in treatment naïve patients with wet-AMD. All patients will be followed for safety for two years.

During the first year of the study, patients will be randomized 1:1 to receive monthly Lucentis® plus Squalamine (Squalamine lactate ophthalmic solution, 0.2%) twice a day or Lucentis® plus placebo. During the second year they will receive Lucentis® PRN (as needed) plus Squalamine or placebo twice a day. The primary endpoint will be an improvement in a visual acuity parameter, as measured by a standard ETDRS visual acuity chart.

There can be no assurance that we will meet the goals of the Phase 3 clinical trials or that we will have the same level of success in the Phase 3 clinical trials as we have in our prior clinical trials, or be successful at all. We believe that Squalamine may also have clinical utility in indications other than wet-AMD. We have completed IST’s in ophthalmic indications where a molecule that possesses anti-angiogenic properties may provide therapeutic benefit. These indications include branch retinal vein occlusion, central retinal vein occlusion, and proliferative diabetic retinopathy.

If we do not successfully complete clinical development of Squalamine, we will be unable to market and sell products derived from it and to generate product revenues. Even if we do successfully complete clinical trials for Squalamine in patients with wet-AMD, those results are not necessarily predictive of results of future pivotal trials that may be needed before we may submit a New Drug Application, or NDA, to the FDA for the initial or other future indications. Of the vast number of drugs in development, only a small percentage result in the submission of an NDA to the FDA, and even fewer result in the NDA ultimately being approved by the FDA or other foreign regulatory authority for commercialization.

We will need to raise substantial additional capital to further our drug and delivery platform development programs as well as clinical trials, including our ongoing Phase 3 clinical program for Squalamine in wet-AMD, and may not be able to raise additional capital on favorable terms, if at all. If additional capital is not available, we may have to delay, reduce or cease operations.

We will need substantial additional capital to further our drug and delivery platform development programs as well as clinical trials. Specifically, we will require significant additional funds to complete our ongoing Phase 3 clinical trials for Squalamine in wet-AMD. In our capital-raising efforts, we may seek to sell additional equity or debt securities, obtain a bank credit facility, or seek a strategic commercial partner, or do a combination. The incurrence of indebtedness would result in increased fixed obligations and could also result in covenants that would restrict our operations. However, we may not be able to raise additional funds on acceptable terms, or at all. If we raise capital through a strategic commercial partner, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to secure sufficient capital to fund our research and development activities, we may have to delay, reduce or cease operations.

As of September 30, 2016, we had cash and cash equivalents of $12.5 million (unaudited). We believe that our current cash and cash equivalents will be sufficient to fund our operating expenses into March 2017. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. We are planning to spend significant funds to advance our Phase 3 trials for Squalamine. At this time, we cannot reasonably estimate the remaining costs necessary to complete Phase 3 trials or to complete the development of any other product candidate.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, and strategic partnerships. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights as holders of our common stock. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

Our strategy with respect to Squalamine is to seek a strategic commercial partner, or partners, such as large pharmaceutical companies, with extensive experience in the development, commercialization, and marketing of ophthalmic products. Several third parties with whom we have been in discussions have expressed interest in a potential licensing or partnering transaction for the Squalamine program. We continue to make progress in these discussions; however, there is no assurance that the Company will enter into a definitive agreement with respect to such a transaction. If we raise capital through such strategic commercial partner, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market products or product candidates that we would otherwise prefer to develop and market ourselves.

Results from early clinical trials for Squalamine in wet-AMD are not necessarily predictive of the results of later clinical trials for Squalamine in wet-AMD. If we cannot replicate the results from our earlier clinical trials for Squalamine in wet-AMD in our later clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize Squalamine in wet-AMD.

Results from our Phase 2 clinical trial for Squalamine in wet-AMD may not necessarily be predictive of the results from required later clinical trials. We may not be able to complete our ongoing Phase 3 clinical trials for Squalamine in wet-AMD. Similarly, even if we are able to complete our Phase 3 clinical trials for Squalamine in wet-AMD according to our current development timeline, the results from our Phase 2 clinical trial for Squalamine in wet-AMD may not be replicated in our Phase 3 clinical trial results. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, pre-clinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, pre-clinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in pre-clinical studies and clinical trials nonetheless failed to obtain FDA or foreign regulatory approval. If we fail to produce positive results in our Phase 3 clinical trials for Squalamine in wet-AMD, the development timeline and regulatory approval and commercialization prospects for our leading product candidate, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Delays, suspensions and terminations in our clinical trials could result in increased costs to us, delay our ability to generate product revenues and therefore may have a material adverse effect on our business, results of operations and future growth prospects.

The commencement of clinical trials can be delayed for a variety of reasons, including:

●	delays in demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

●	reaching agreement on acceptable terms with prospective contract research organizations and clinical trial sites;

●	manufacturing sufficient quantities of a product candidate;

●	obtaining clearance from the FDA to commence clinical trials pursuant to an Investigational New Drug application (or IND);

●	obtaining clearance from foreign regulatory authorities to commence clinical trials;

●	financial or strategic considerations;

●	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;

●	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial; and

●	inability to raise funding necessary to initiate a clinical trial;

Once a clinical trial has begun, it may be delayed, suspended or terminated due to a number of factors, including:

●	ongoing discussions with regulatory authorities regarding the scope or design of our clinical trials or requests by them for supplemental information with respect to our clinical trial results;

●	failure to conduct clinical trials in accordance with regulatory requirements;

●	lower than anticipated screening or retention rates of patients in clinical trials;

●	serious adverse events or side effects experienced by participants;

●	financial or strategic considerations;

●	insufficient supply or deficient quality of product candidates or other materials necessary for the conduct of our clinical trials; and

●	inability to raise funding necessary to continue a clinical trial.

Many of these factors may also ultimately lead to denial of regulatory approval of a current or potential product candidate. If we experience delays, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed and our business and financial prospects would be materially affected.

Even if we successfully complete the clinical trials of one or more of our product candidates, the product candidates may fail for other reasons.

Even if we successfully complete the clinical trials for one or more of our product candidates, the product candidates may fail for other reasons, including the possibility that the product candidates will:

●	fail to receive the U.S. and foreign regulatory approvals required to market them as drugs;

●	be subject to proprietary rights held by others requiring the negotiation of a license agreement prior to marketing;

●	be difficult or expensive to manufacture on a commercial scale;

●	have adverse side effects that make their use less desirable; or

●	fail to compete with product candidates or other treatments commercialized by our competitors.

In addition, our clinical trials may involve a specific patient population. Because of the small sample size, the results of these early clinical trials may not be indicative of future results. Adverse or inconclusive results may cause us to abandon a drug candidate and may delay development of other drug candidates. Any delay in, or termination of, our clinical and preclinical studies will delay the filing of our NDAs with the FDA and, ultimately, significantly impair our ability to commercialize our drug candidates and generate product revenues which would have a material adverse effect on our business and results of operations. If we are unable to receive the required U.S. and foreign regulatory approvals, secure our intellectual property rights, minimize the incidence of any adverse side effects or fail to compete with our competitors’ products, our business, financial condition, and results of operations could be materially and adversely affected. Additionally, even if we receive FDA approval for Squalamine for the treatment of wet-AMD, there is no assurance we will be able to displace the market leaders as a treatment in a significant percentage of patients.

If we find it difficult to enroll patients in our clinical trials, it will cause significant delays in the completion of such trials and may cause us to abandon one or more clinical trials.

For the diseases or disorders that our product candidates are intended to treat, we expect only a subset of the patients with these diseases to be eligible for our clinical trials. Given that each of our product candidates is in preclinical or clinical development, we may not be able to initiate or continue clinical trials for each or all of our product candidates if we are unable to locate a sufficient number of eligible subjects to participate in the clinical trials required by the FDA or other foreign regulatory authorities. The requirements of our clinical testing mandate that a patient cannot be involved in another clinical trial for the same indication. We are aware that our competitors have ongoing clinical trials for products that are competitive with our product candidates and subjects who would otherwise be eligible for our clinical trials may be involved in such testing, rendering them unavailable for testing of our product candidates. Our inability to enroll a sufficient number of patients for any of our current or future clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether, which would have a material adverse effect on our business.

We rely, and expect that we will continue to rely, on third parties to conduct any future clinical trials for us, including our Phase 3 clinical trial for Squalamine in wet-AMD. If such third parties do not successfully carry out their duties or if we lose our relationships with such third parties, our drug development efforts could be delayed.

We are dependent on contract research organizations, third-party vendors and independent investigators for preclinical testing, and clinical trials related to our drug discovery and development efforts, and we will likely continue to depend on them to assist in our future discovery and development efforts. These parties are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. If they fail to devote sufficient time and resources to our drug development programs or if their performance is substandard, it will delay the development and commercialization of our product candidates. Our CRO running our phase 3 trial has also contracted with Jason S. Slakter, M.D., P.C., d/b/a Digital Angiography Reading Center (“DARC”), a well-known digital reading center, which is owned by Dr. Jason Slakter, our CEO, pursuant to our related party transactions policy, with the review and approval of the Audit Committee, to provide digital reading and imaging services in connection with the Phase 3 study. We are advised that DARC has implemented a standard operating procedure (SOP) to firewall interactions between DARC employees and Dr. Slakter.  It is possible that the FDA will investigate and that this related party transaction may impact adversely on its approval of the trials. The parties with which we contract for execution of our clinical trials play a significant role in the conduct of the trials and the subsequent collection and analysis of data. Their failure to achieve their research goals or otherwise meet their obligations on a timely basis could adversely affect clinical development of our product candidates.

Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

●	have staffing difficulties;

●	fail to comply with contractual obligations;

●	experience regulatory compliance issues;

●	undergo changes in priorities or become financially distressed; or

●	form relationships with other entities, some of which may be our competitors.

These factors may materially adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on contract research organizations does not relieve us of our regulatory responsibilities. We and our contract research organizations are required to comply with current Good Clinical Practices, or cGCPs, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces these cGCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or our contract research organizations fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure that, upon inspection, the FDA or any comparable foreign regulatory authority will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with product produced under current Good Manufacturing Practices, or cGMPs, regulations and will require a large number of test subjects. Our failure or the failure of our contract research organizations to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we do design our clinical trials for Squalamine in wet-AMD and other drug candidates, contract research organizations conduct all of the clinical trials. As a result, many important aspects of our drug development programs are outside of our direct control. In addition, the contract research organizations may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements, but we remain responsible and are subject to enforcement action that may include civil penalties up to and including criminal prosecution for any violations of FDA or comparable foreign laws and regulations during the conduct of our clinical trials. If the contract research organizations do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of Squalamine in wet-AMD and other drug candidates may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these contract research organizations devote to our program. If we are unable to rely on clinical data collected by our contract research organizations, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures, and have a material adverse effect on our business.

If our contract research organizations do not successfully carry out their duties or if we lose our relationships with contract research organizations, our drug development efforts could be delayed.

If we lose our relationship with any one or more of these parties, we could experience a significant delay in both identifying another comparable provider and then contracting for its services. We may be unable to retain an alternative provider on reasonable terms, if at all. Even if we locate an alternative provider, it is likely that this provider may need additional time to respond to our needs and may not provide the same type or level of service as the original provider. In addition, any provider that we retain will be subject to current Good Laboratory Practices, other regulatory standards, and similar foreign standards, and we do not have control over compliance with these regulations by these providers. Consequently, if these practices and standards are not adhered to by these providers, the development and commercialization of our product candidates could be delayed, and have a material adverse effect on our business.

Our product candidates may not gain acceptance among physicians, patients, or the medical community, thereby limiting our potential to generate revenues, which will undermine our future growth prospects.

Even if our product candidates are approved for commercial sale by the FDA or other regulatory authorities, including foreign regulatory authorities, the degree of market acceptance of any approved product candidate by physicians, healthcare professionals and third-party payors, and our profitability and growth will depend on a number of factors, including:

●	the ability to provide acceptable evidence of safety and efficacy;

●	pricing and cost effectiveness, which may be subject to regulatory control;

●	our ability to obtain sufficient third-party insurance coverage or reimbursement;

●	effectiveness of our or our collaborators’ sales and marketing strategy;

●	relative convenience and ease of administration;

●	the prevalence and severity of any adverse side effects; and

●	availability of alternative treatments.

If any product candidate that we develop does not provide a treatment regimen that is at least as beneficial as the current standard of care or otherwise does not provide some additional patient benefit over the current standard of care, that product will not achieve market acceptance and we will not generate sufficient revenues to achieve profitability.

We may not be able to continue or fully exploit our partnerships with outside scientific and clinical advisors, which could impair the progress of our clinical trials and our research and development efforts.

We work with scientific and clinical advisors who are experts in the field of ocular disorders. They advise us with respect to our clinical trials. These advisors are not our employees and may have other commitments that would limit their future availability to us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may impair our reputation in the industry and delay the development or commercialization of our product candidates.

We rely completely on third-party manufacturers which may result in delays in our clinical trials, regulatory approvals and product introductions.

We have no manufacturing facilities and do not have extensive experience in the manufacturing of drugs or in designing drug-manufacturing processes. We have contracted with third-party manufacturers to produce, in collaboration with us, our product candidates, including Squalamine, for clinical trials. If any of our product candidates are approved by the FDA or other regulatory agencies, including foreign regulatory agencies for commercial sale, we may need to amend our contract with our current manufacturer or contract with another third party to manufacture them in larger quantities. If we need to enter into alternative arrangements, it could delay our product development activities. Our reliance on these third parties for development activities will reduce our control over these activities but will not relieve us of our responsibility to ensure compliance with all required regulations and study and trial protocols. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our studies in accordance with regulatory requirements or our stated study and trial plans and protocols, or if there are disagreements between us and these third parties, we will not be able to initiate, or complete, or may be delayed in completing, the clinical trials required to support future approval of our product candidates. In some such cases, we may need to locate an appropriate replacement third-party relationship, which may not be readily available or with acceptable terms, which would cause additional delay with respect to the approval of our product candidates and would thereby have a material adverse effect on our business, financial condition, results of operations and prospects.

We have not entered into long-term agreements with our current third-party manufacturers or with any alternate suppliers. Although we intend to do so prior to any commercial launch of a product that is approved by the FDA or any comparable foreign regulatory authorities in order to ensure that we maintain adequate supplies of commercial drug product, we may be unable to enter into such agreements or do so on commercially reasonable terms, which could delay a product launch or subject our commercialization efforts to significant supply risk. In addition, reliance on third-party manufacturers entails risks to which we would not be subject to if we manufactured the product candidates ourselves, including:

●	the inability to negotiate manufacturing agreements with third parties under commercially reasonable terms;

●	reduced control as a result of using third-party manufacturers for all aspects of manufacturing activities;

●	termination or nonrenewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us; and

●	disruptions to the operations of our third-party manufacturers or suppliers caused by conditions unrelated to our business or operations, including regulatory enforcement actions, and bankruptcy of the manufacturer or supplier.

Any of these events could lead to clinical trial delays or failure to obtain regulatory approval, or impact our ability to successfully commercialize future product candidates. Some of these events could be the basis for FDA or any comparable foreign regulatory authority action, including injunction, recall, seizure or total or partial suspension of product manufacture.

Our contract manufacturers are subject to significant regulatory oversight with respect to manufacturing our products. The manufacturing facilities on which we rely may not continue to meet regulatory requirements and may have limited capacity.

The manufacturers of our product candidates are obliged to operate in accordance with FDA-mandated cGMPs. In addition, the facilities used by our contract manufacturers or other third party manufacturers to manufacture our product candidates must be approved by the FDA or other foreign regulatory authority pursuant to inspections that will be conducted after we request regulatory approval from the FDA or other foreign regulatory authority. A failure of any of our current or future contract manufacturers to establish and follow cGMPs and to document their adherence to such practices may lead to significant delays in clinical trials or in obtaining regulatory approval of product candidates or the ultimate launch of products based on our product candidates into the market. Furthermore, all of our contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of our contract manufacturers’ facilities generally. Failure by our current or future third-party manufacturers or us to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure of the government to grant pre-market approval of drugs, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions, and criminal prosecutions. Many aspects of the clinical trial and manufacturing process are outside of our control. In addition, the third-party manufacturers may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If a third-party manufacturer breaches its obligations to us or fails to comply with regulatory requirements, the commercialization of Squalamine in wet-AMD and other drug candidates may be delayed or irreversibly harmed.

The facilities and quality systems of some or all of our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory approval of our product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with the regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection, FDA approval of the products will not be granted.

The regulatory authorities also may, at any time following approval of a product for sale, audit our manufacturing facilities or those of our third-party manufacturers. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or our third-party manufacturers to implement and that may include the temporary or permanent suspension of a clinical trial or commercial sales or the temporary or permanent closure of a manufacturing facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

We are highly dependent upon our ability to enter into agreements with collaborative partners to develop, commercialize, and market our products.

Our strategy is to seek a strategic commercial partner, or partners, such as large pharmaceutical companies, with extensive experience in the development, commercialization, and marketing of ophthalmic products. We are in an ongoing business development process to seek and implement strategic alternatives with respect to Squalamine, based on the Phase 2 study demonstrating a visual acuity benefit of Squalamine combination therapy, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies. Several third parties with whom we have been in discussions have expressed interest in a potential licensing or partnering transaction for the Squalamine program. We continue to make progress in these discussions. The Company is also in preliminary discussions regarding potential collaborations for the SKS sustained release platform technology with strategic partners. Such anticipated strategic partnership, or partnerships, may provide a marketing and sales infrastructure for our products as well as financial and operational support for global clinical trials, post marketing studies, label expansions, preclinical studies, manufacturing capabilities, and other regulatory requirements concerning future clinical development in the United States and foreign territories.

To date, we have not entered into any strategic partnerships for any of our products. We face significant competition in seeking appropriate strategic partners, and these strategic partnerships can be intricate and time consuming to negotiate and document. We may not be able to negotiate strategic partnerships on acceptable terms, or at all. We are unable to predict when, if ever, we will enter into any strategic partnerships because of the numerous risks and uncertainties associated with establishing strategic partnerships.

While our strategy is to partner with an appropriate party, no assurance can be given that any third party would be interested in partnering with us. We currently lack the resources to manufacture any of our product candidates on a large scale and we have no sales, marketing or distribution capabilities. In the event we are not able to enter into a collaborative agreement with a partner or partners, on commercially reasonable terms, or at all, we may be unable to commercialize our products, which would have a material adverse effect upon our business, prospects, financial condition, and results of operations.

If we are ever in a position to commercialize our product candidates, of which there can be no assurance, we have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities and no experience in building a sales force and distribution capabilities. If we are ever in a position to commercialize our product candidates, of which there can be no assurance, we must develop internal sales, marketing and distribution capabilities, which will be expensive and time consuming, or make arrangements with third parties to perform these services. If we decide to market any of our products directly, we must commit significant financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Building an in-house marketing and sales force with technical expertise and distribution capabilities will require significant expenditures, management resources and time. Factors that may inhibit our efforts to commercialize our products directly and without strategic partners include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe our products;

●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

We may not be successful in recruiting the sales and marketing personnel necessary to sell our products and even if we do build a sales force, they may not be successful in marketing our products, which would have a material adverse effect on our business and results of operations.

Developments by competitors may render our products or technologies obsolete or non-competitive which would have a material adverse effect on our business and results of operations.

We compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Our drug candidates will have to compete with existing therapies and therapies under development by our competitors. In addition, our commercial opportunities may be reduced or eliminated if our competitors develop and market products that are less expensive, more effective or safer than our drug products. Other companies have drug candidates in various stages of preclinical or clinical development to treat diseases for which we are also seeking to develop drug products. Some of these potential competing drugs are further advanced in development than our drug candidates and may be commercialized earlier. Even if we are successful in developing effective drugs, our products may not compete successfully with products produced by our competitors. Most of our competitors, either alone or together with their collaborative partners, operate larger research and development programs, have larger staffing and facilities, and have substantially greater financial resources than we do, as well as significantly greater experience in:

●	developing drugs;

●	undertaking preclinical testing and human clinical trials;

●	obtaining FDA and other regulatory approvals, including foreign regulatory approvals, of drugs;

●	formulating and manufacturing drugs; and

●	launching, marketing and selling drugs.

These organizations also compete with us to attract qualified personnel, acquisitions and joint ventures candidates and for other collaborations. Activities of our competitors may impose unanticipated costs on our business which would have a material adverse effect on our business and results of operations.

We depend upon key officers and consultants in a competitive market for skilled personnel. If we are unable to attract and retain key personnel, it could adversely affect our ability to develop and market our products.

We are highly dependent upon the principal members of our management team, especially our Chief Executive Officer, Dr. Jason Slakter, Vice President of Business Development and Chief Financial Officer, Sam Backenroth, and Chief Clinical Officer, Dr. Avner Ingerman, as well as our directors and key consultants. A loss of any of these personnel may have a material adverse effect on aspects of our business and clinical development and regulatory programs.

We also depend in part on obtaining the service of scientific personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel, and the existence of non-competition agreements between prospective employees and their former employers may prevent us from hiring those individuals or subject us to suit from their former employers. While we attempt to provide competitive compensation packages to attract and retain key personnel, many of our competitors are likely to have greater resources and more experience than we have, making it difficult for us to compete successfully for key personnel.

Our employees, partners, independent contractors, principal investigators, consultants, vendors and contract research organizations may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk that our employees, partners, independent contractors, principal investigators, consultants, vendors and contract research organizations may engage in fraudulent or other illegal activity with respect to our business. Misconduct by these employees could include intentional, reckless and/or negligent conduct or unauthorized activity that violates: (1) FDA or any comparable foreign regulatory authority regulations, including those laws requiring the reporting of true, complete and accurate information to the FDA or any comparable foreign regulatory authority; (2) manufacturing standards; (3) federal, state and foreign healthcare fraud and abuse laws and regulations; or (4) laws that require the true, complete and accurate reporting of financial information or data. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials, or illegal misappropriation of drug product, which could result in regulatory sanctions and serious harm to our reputation. Any incidents or any other conduct that leads to an employee receiving an FDA or other regulatory authority debarment could result in a loss of business from our partners and severe reputational harm. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business, operating results and financial condition.

Any future acquisitions we make of companies or technologies may result in disruption to our business or distraction of our management, due to difficulties in assimilating acquired personnel and operations.

We may acquire or make investments in complementary businesses, technologies, services or products which complement our pharmaceutical operations if appropriate opportunities arise. From time to time we engage in discussions and negotiations with companies regarding our acquiring or investing in such companies’ businesses, products, services or technologies, in the ordinary course of our business. We cannot be assured that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates, that we will be able to make such acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty in assimilating that company’s personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities would be dilutive to our existing stockholders. However, we currently do not have any agreement to enter into any material investment or acquisition transaction.

We may be unsuccessful in monetizing existing assets, acquiring additional assets or entering into joint development programs.

We will continue to seek to acquire or make investments in complementary businesses, technologies, services or products and are seeking development partners for our existing products. Several third parties with whom we have been in discussions have expressed interest in a potential licensing or partnering transaction for the Squalamine program. We continue to make progress in these discussions. However, there is no assurance that the Company will enter into a definitive agreement with respect to such a transaction.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

We store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our employees, in our data centers and on our networks. The secure maintenance of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, and damage our reputation.

Our business and operations would suffer in the event of system failures.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. Such an event could cause interruption of our operations. For example, the loss of data from completed or ongoing clinical trials for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs. To the extent that any disruption or security breach were to result in a loss of or damage to our data, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the development of our product candidates could be delayed.

The potential U.K. exit from the European Union as a result of the recent U.K. referendum could harm our business, financial condition or results of operations.

On June 23, 2016, the U.K. affirmatively voted in a non-binding referendum advising for the exit of the U.K. from the European Union (commonly referred to as the “Brexit”). The referendum is non-binding; however, if passed into law, negotiations would commence to determine the future terms of the U.K.’s relationship with the European Union, including the terms of trade between the U.K. and the European Union. The effects of Brexit will depend on any agreements the U.K. makes to retain access to European Union markets either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which European Union laws to replace or replicate.

The announcement of Brexit also created (and the actual exit of the U.K. from the European Union may create future) global economic uncertainty. The actual exit of the U.K. from the European Union could cause disruptions to and create uncertainty surrounding our business.  Any of these effects of Brexit (and the announcement thereof), and others we cannot anticipate, could harm our business, financial condition or results of operations.

Risks Related to FDA, Comparable Foreign Regulatory Authority and Healthcare Regulations

We face heavy government regulation. FDA regulatory approval and/or comparable foreign regulatory authority’s approval of our products is uncertain.

The research, testing, manufacturing and marketing of drug products such as those that we are developing are subject to extensive regulation by federal, state and local government authorities, including the FDA or any comparable foreign regulatory authority. To obtain regulatory approval of a product, we must demonstrate to the satisfaction of the applicable regulatory agency that, among other things, the product is safe and effective for its intended use. In addition, we must show that the manufacturing facilities used to produce the products are in compliance with current Good Manufacturing Practices regulations (cGMP).

The process of obtaining FDA and other required regulatory approvals, including foreign regulatory approvals and clearances, will require us to expend substantial time and capital. Despite the time and expense expended, regulatory approval is never guaranteed. The number of preclinical and clinical trials that will be required for FDA approval, or any comparable foreign regulatory authority’s approval, varies depending on the drug candidate, the disease or condition for which the drug candidate is in development, and the requirements applicable to that particular drug candidate. The FDA or other foreign health authority can delay, limit or deny approval of a drug candidate for many reasons, including that:

●	a drug candidate may not be shown to be safe or effective;

●	the FDA or any comparable foreign regulatory authority may not approve our manufacturing process;

●	the FDA or any comparable foreign regulatory authority may interpret data from preclinical and clinical trials in different ways than we do; and

●	the FDA may not meet, or may extend, the Prescription Drug User Fee Act date with respect to a particular NDA.

For example, if certain of our methods for analyzing our trial data are not accepted by the FDA or foreign regulatory authority, we may fail to obtain regulatory approval for our product candidates. Moreover, if and when our products do obtain marketing approval, the marketing, distribution and manufacture of such products would remain subject to extensive ongoing regulatory requirements. Failure to comply with applicable regulatory requirements could result in:

●	warning letters;

●	fines;

●	civil penalties;

●	injunctions;

●	recall or seizure of products;

●	total or partial suspension of production;

●	refusal of the government to grant future approvals;

●	withdrawal of approvals; and

●	criminal prosecution.

Any delay or failure by us to obtain regulatory approvals for our product candidates could diminish competitive advantages that we may attain and would adversely affect the marketing of our products. We have not received regulatory approval to market any of our product candidates in any jurisdiction.

Following regulatory approval of any of our drug candidates, we will be subject to ongoing regulatory obligations and restrictions, which may result in significant expense and limit our ability to commercialize our potential products.

With regard to our drug candidates, if any, approved by the FDA or by another regulatory authority, including a foreign regulatory authority, we are held to extensive regulatory requirements over product manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping. Regulatory approvals may also be subject to significant limitations on the indicated uses or marketing of the drug candidates. Potentially costly follow-up or post-marketing clinical studies may be required as a condition of approval to further substantiate safety or efficacy, or to investigate specific issues of interest to the regulatory authority. Previously unknown problems with the drug candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

In addition, the law or regulatory policies governing pharmaceuticals may change. New statutory requirements may be enacted or additional regulations may be enacted that could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or elsewhere. If we are not able to maintain regulatory compliance, we might not be permitted to market our drugs and which could have a material adverse effect on our business and competitive position.

Healthcare policy changes, including pending legislation recently adopted and further proposals still pending to reform the U.S. healthcare system, may harm our future business.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Certain proposals, if passed, would impose limitations on the prices we will be able to charge for the products that we are developing, or the amounts of reimbursement available for these products from governmental agencies or third-party payors. These limitations could in turn reduce the amount of revenues that we will be able to generate in the future from sales of our products and licenses of our technology.

In March 2010, the U.S. Congress enacted and President Obama signed into law healthcare reform legislation that may significantly impact the pharmaceutical industry. In addition to requiring most individuals to have health insurance and establishing new regulations on health plans, this legislation will require discounts under the Medicare drug benefit program and increased rebates on drugs covered by Medicaid. In addition, the legislation imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers starting in 2011. The financial impact of these discounts, increased rebates and fees and the other provisions of the legislation on our business is unclear and there can be no assurance that our business will not be materially adversely affected. In addition, these and other ongoing initiatives in the United States have increased and will continue to increase pressure on drug pricing. The announcement or adoption of any such initiative could have an adverse effect on potential revenues from any product that we may successfully develop.

Various healthcare reform proposals have also emerged at the state level. We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. However, an expansion in government’s role in the U.S. healthcare industry may lower the future revenues for the products we are developing and adversely affect our future business, possibly materially.

Risks Related to Our Intellectual Property

Our ability to compete may be undermined if we do not adequately protect our proprietary rights.

Our commercial success depends on obtaining and maintaining proprietary rights to our product candidates and technologies and their uses, as well as successfully defending these rights against third-party challenges. We will be able to most effectively protect our product candidates, technologies, and their uses from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. For example, we have rights under U.S. patents and patent applications 7981876, 8716270, 6262283, 7728157, 20130281420 and 21050342874 to cover the Squalamine formulations, composition of matter, use in combination with other agents, methods of manufacture and synthesis and uses. Nonetheless, the issued patents and patent applications covering our primary technology programs remain subject to uncertainty due to a number of factors, including:

●	we may not have been the first to make one or more of the inventions covered by our pending patent applications or issued patents;

●	we may not have been the first to file patent applications for one or more of our product candidates or the technologies we rely upon;

●	others may independently develop similar or alternative technologies or duplicate any of our technologies;

●	our disclosures in a particular patent application may be determined to be insufficient to meet the statutory requirements for patentability;

●	one or more of our pending patent applications may not result in issued patents;

●	we may not seek or obtain patent protection in all countries that will eventually provide a significant business opportunity;

●	one or more patents issued to us or to our collaborators may not provide a basis for commercially viable products, may not provide us with any competitive advantages or may be challenged by third parties;

●	we may fail to file for patent protection in all of the countries where patent protection will ultimately be necessary or fail to comply with other procedural, documentary, fee payment or other provisions during the patent process in any such country, and we may be precluded from filing at a later date or may lose some or all patent rights in the relevant jurisdiction;

●	one or more of our technologies may not be patentable;

●	others may design around one or more of our patent claims to produce competitive products which fall outside of the scope of our patents;

●	others may identify prior art which could invalidate our patents; or

●	changes to patent laws may limit the exclusivity rights of patent holders.

Even if we have or obtain patents covering our product candidates or technologies, we may still be barred from making, using and selling one or more of our product candidates or technologies because of the patent rights of others. Others have or may have filed, and in the future are likely to file, patent applications covering compounds, assays, therapeutic products and delivery systems, including sustained release delivery, that are similar or identical to ours. Numerous U.S. and foreign issued patents and pending patent applications owned by others exist in the area of ocular disorders. These could materially affect our ability to develop our product candidates or sell our products. Because patent applications can take years to issue, there may be currently pending applications, unknown to us, that may later result in issued patents that our product candidates or technologies may infringe. These patent applications may have priority over one or more patent applications filed by us.

If our competitors have prepared and filed patent applications in the United States that claim technology we also claim, we may have to participate in interference proceedings required by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial costs, even if we ultimately prevail. Results of interference proceedings are highly unpredictable and may result in us having to try to obtain licenses in order to continue to develop or market certain of our drug products.

Disputes may arise regarding the ownership or inventorship of our inventions. It is difficult to determine how such disputes would be resolved. Others may challenge the validity of our patents. If one or more of our patents are found to be invalid, we will lose the ability to exclude others from making, using or selling the inventions claimed therein.

Some of our research collaborators and scientific advisors have rights to publish data and information to which we have rights. Additionally, employees whose positions may be eliminated may seek future employment with our competitors. Each of our employees is required to sign a confidentiality agreement and invention assignment agreement with us at the time of hire. While such arrangements are intended to enable us to better control the use and disclosure of our proprietary property and provide for our ownership of proprietary technology developed on our behalf, they may not provide us with meaningful protection for such property and technology in the event of unauthorized use or disclosure. In addition, technology that we may in-license may become important to some aspects of our business. We generally will not control all of the patent prosecution, maintenance or enforcement of in-licensed technology.

We rely on confidentiality agreements that could be breached and may be difficult to enforce which could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we will seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. In addition, courts outside the United States may be less willing to protect trade secrets. Despite the protective measures we employ, we still face the risk that:

●	these agreements may be breached;

●	these agreements may not provide adequate remedies for the applicable type of breach; or

●	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages and required to defend against litigation which could result in substantial costs and may have a material adverse effect on our business and results of operations.

We have not received to date any claims of infringement by any third parties. However, as our product candidates progress into clinical trials and commercialization, if at all, our public profile and that of our product candidates may be raised and generate such claims. Defending against such claims, and occurrence of a judgment adverse to us, could result in unanticipated costs and may have a material adverse effect on our business and competitive position. If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to:

●	obtain licenses, which may not be available on commercially reasonable terms, if at all;

●	redesign our products or processes to avoid infringement;

●	stop using the subject matter claimed in the patents held by others, which could cause us to lose the use of one or more of our drug candidates;

●	defend litigation or administrative proceedings that may be costly whether we win or lose, and which could result in a substantial diversion of management resources; or

●	pay damages.

Any costs incurred in connection with such events or the inability to sell our products may have a material adverse effect on our business and results of operations.

Intellectual property litigation is increasingly common and increasingly expensive and may result in restrictions on our business and substantial costs, even if we prevail.

Patent and other intellectual property litigation is becoming more common in the pharmaceutical industry. Litigation is sometimes necessary to defend against or assert claims of infringement, to enforce our patent rights, including those we have licensed from others, to protect trade secrets or to determine the scope and validity of proprietary rights of third parties. Currently, no third party is asserting that we are infringing upon their patent rights or other intellectual property, nor are we aware or believe that we are infringing upon any third party’s patent rights or other intellectual property. We may, however, be infringing upon a third party’s patent rights or other intellectual property, and litigation asserting such claims might be initiated in which we would not prevail, or we would not be able to obtain the necessary licenses on reasonable terms, if at all. All such litigation, whether meritorious or not, as well as litigation initiated by us against third parties, is time-consuming and very expensive to defend or prosecute and to resolve. In addition, if we infringe the intellectual property rights of others, we could lose our right to develop, manufacture or sell our products or could be required to pay monetary damages or royalties to license proprietary rights from third parties. An adverse determination in a judicial or administrative proceeding or a failure to obtain necessary licenses could prevent us from manufacturing or selling our products, which could harm our business, financial condition and prospects.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. While we are not currently subject to any pending intellectual property litigation, and are not aware of any such threatened litigation, we may be exposed to future litigation by third parties based on claims that our product candidates, technologies or activities infringe the intellectual property rights of others. If our drug development activities are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. If our products are found to infringe any such patents, we may have to pay significant damages or seek licenses to such patents. A patentee could prevent us from making, using or selling the patented compounds. We may need to resort to litigation to enforce a patent issued to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose. We also may not be able to afford the costs of litigation.

The patent applications of pharmaceutical and biotechnology companies involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. The U.S. Patent and Trademark Office’s standards are uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference or derivation proceedings, and U.S. patents may be subject to inter partes review, post grant review and ex parte reexamination proceedings in the U.S. Patent and Trademark Office (and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office), which proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. Similarly, opposition or invalidity proceedings could result in loss of rights or reduction in the scope of one or more claims of a patent in foreign jurisdictions. Such interference, inter partes review, post grant review and ex parte reexamination and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

Changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us or may limit the number of patents or claims we can obtain. In particular, there have been proposals to shorten the exclusivity periods available under U.S. patent law that, if adopted, could substantially harm our business. The product candidates that we are developing are protected by intellectual property rights, including patents and patent applications. If any of our product candidates becomes a marketable product, we will rely on our exclusivity under patents to sell the compound and recoup our investments in the research and development of the compound. If the exclusivity period for patents is shortened, then our ability to generate revenues without competition will be reduced and our business could be materially adversely impacted. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws, and those countries may lack adequate rules and procedures for defending our intellectual property rights. For example, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans and, in these countries, patent protection may not be available at all to protect our product candidates. In addition, U.S. patent laws may change, which could prevent or limit us from filing patent applications or patent claims to protect our products or technologies or limit the exclusivity periods that are available to patent holders. For example, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was recently signed into law and includes a number of significant changes to U.S. patent law. These include changes to transition from a “first-to-invent” system to a “first-to-file” system and to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office has been in the process of implementing regulations and procedures to administer the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act may affect our ability to obtain, enforce or defend our patents. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents.

If we fail to obtain and maintain patent protection and trade secret protection of our product candidates, proprietary technologies and their uses, we could lose our competitive advantage and competition we face would increase, reducing our potential revenues and adversely affecting our ability to attain profitability.

Risks Related to our Common Stock

The market price and volume of our common stock fluctuate significantly and could result in substantial losses for individual investors.

The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price and volume of our common stock to decrease. In addition, the market price and volume of our common stock is highly volatile.

Factors that may cause the market price and volume of our common stock to decrease include:

●	adverse results or delays in our clinical trials;

●	fluctuations in our results of operations, timing and announcements of our bio-technological innovations or new products or those of our competitors;

●	developments concerning any strategic alliances or acquisitions we may enter into;

●	announcements of FDA non-approval of our drug products, or delays in the FDA or other foreign regulatory review process or actions;

●	adverse actions taken by regulatory agencies with respect to our drug products, clinical trials, manufacturing processes or sales and marketing activities;

●	any lawsuit involving us or our drug products;

●	developments with respect to our patents and proprietary rights;

●	announcements of technological innovations or new products by our competitors;

●	public concern as to the safety of products developed by us or others;

●	regulatory developments in the United States and in foreign countries;

●	our shares of common stock trading in five- rather than one-cent increments under the SEC’s Tick Size Pilot program;

●	changes in stock market analyst recommendations regarding our common stock or lack of analyst coverage;

●	the pharmaceutical industry conditions generally and general market conditions;

●	failure of our results of operations to meet the expectations of stock market analysts and investors;

●	sales of our common stock by our executive officers, directors and five percent stockholders or sales of substantial amounts of our common stock;

●	changes in accounting principles; and

●	loss of any of our key scientific or management personnel.

The market for our common stock is illiquid. Our stockholders may not be able to resell their shares at or above the purchase price paid by such stockholders, or at all.

Our common stock is quoted on the NASDAQ Capital Market. The market for our securities is illiquid. This illiquidity may be caused by a variety of factors including:

●	lower trading volume; and

●	market conditions.

There is limited trading in our common stock and our security holders may experience wide fluctuations in the market price of our securities. Such price and volume fluctuations have particularly affected the trading prices of equity securities of many pharmaceutical and biotechnology companies. These price and volume fluctuations often appear to have been unrelated to the operating performance of the affected companies. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent a stockholder from obtaining a market price equal to the purchase price such stockholder paid when the stockholder attempts to sell our securities in the open market. In these situations, the stockholder may be required either to sell our securities at a market price which is lower than the purchase price the stockholder paid, or to hold our securities for a longer period of time than planned. An inactive market may also impair our ability to raise capital by selling shares of capital stock or to recruit and retain managers with equity-based incentive plans. Additionally, under the SEC’s Tick Size Pilot program, in October 2016, shares of our common stock began trading in five cent rather than one cent increments. The change to five cent increments may result in greater fluctuations in the market price of our common stock and could result in higher trading costs for investors.

If we do not raise additional funds, we will not be able to continue operations or complete the necessary clinical and preclinical trials to complete development of Squalamine and our sustained release ophthalmological platform or our other products and will not be able to sell them anywhere.

We will not be able to sell Squalamine and our sustained release ophthalmological platform or our other products in the United States or other territories unless we submit, and the FDA or foreign regulatory authority approves, an application for approval for each such product. We must conduct clinical trials of each of our products in humans before we submit such application. We currently do not have sufficient capital to complete the necessary trials to complete the development of Squalamine and our sustained release ophthalmological platform or any of our other therapeutic drug products.

It is possible that the results of clinical and preclinical studies of Squalamine and our sustained release ophthalmological platform or our other products will not prove that they are safe and effective. It is also possible that the FDA or foreign regulatory authority will not approve the sale of any of our products if we submit an application for such product. Even if the data show that any of our products are safe and effective, obtaining approval of the application could take years and require financing of amounts not presently available to us.

Conducting the clinical and preclinical studies of each of our products will require significant cash expenditures and we do not have the funds necessary to complete the clinical trials for Squalamine and our sustained release ophthalmological platform or any other products. Our products may never be approved for commercial distribution by any country. Because our research and development expenses and clinical and preclinical study expenses will be charged against earnings for financial reporting purposes, we expect that losses from operations will continue to be incurred for the near future.

We will not pay cash dividends and investors may have to sell their shares in order to realize their investment.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to use our cash for reinvestment in the development and marketing of our products and services. As a result, investors may have to sell their shares of common stock to realize their investment.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

We are subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder (“Section 404”). Section 404 requires us to report on the design and effectiveness of our internal controls over financial reporting. In the past, our management has identified certain “material weaknesses” in our internal controls over financial reporting which we believe have been remediated. However, any failure to maintain effective controls could result in significant deficiencies or material weaknesses, and cause us to fail to meet our periodic reporting obligations, or result in material misstatements in our financial statements. We may also be required to incur costs to improve our internal control system and hire additional personnel. This could negatively impact our results of operations.

Section 404 also requires an independent registered public accounting firm to test our internal controls over financial reporting and report on the effectiveness of such controls. For future reporting periods, there can be no assurance that our auditors will issue an unqualified report attesting to our internal controls over financial reporting at that time. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements or our financial statements could change.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and divert management’s attention from operating our business, which could have a material adverse effect on our business.

There have been other changing laws, regulations and standards relating to corporate governance and public disclosure in addition to the Sarbanes-Oxley Act, as well as new regulations promulgated by the Commission and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on our business and results of operations.

Delaware law could discourage a change in control, or an acquisition of the Company by a third party, even if the acquisition would be favorable to stockholders.

The Delaware General Corporation Law contains provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of stockholders. Delaware law imposes conditions on certain business combination transactions with “interested stockholders.” These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares of common stock over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

Our Board of Directors has the authority to issue Serial Preferred Stock, which could affect the rights of holders of our common stock and may delay or prevent a takeover that could be in the best interests of our stockholders.

The Board of Directors has the authority to issue up to 9,416,664 shares of Serial Preferred Stock, $.0001 par value per share (the “Serial Preferred Stock”) (after giving effect to the conversion and cancellation of a previous issue of 5,583,336 shares of Series B Preferred), in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. 6,000,000 shares of the Serial Preferred Stock, designated the Series B Preferred, have been authorized, 5,583,336 were issued and, as of the date of this filing, all such shares have been converted and no Series B Preferred shares remain issued and outstanding. The issuance of additional Serial Preferred Stock could affect the rights of the holders of Common Stock. For example, such issuance could result in a class of securities outstanding that would have preferential voting, dividend, and liquidation rights over the Common Stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to the shares of common stock. The authority possessed by the Board of Directors to issue Serial Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly to achieve. The Board of Directors may issue the Serial Preferred Stock without stockholder approval and with voting and conversion rights which could adversely affect the voting power of holders of common stock. There are no agreements or understandings for the issuance of Serial Preferred Stock and the Board of Directors has no present intention to issue any Serial Preferred Stock.

Risks Related to this Offering

We will have broad discretion over the use of the net proceeds from this offering.

We intend to use the net proceeds for working capital and other general corporate purposes, including Phase 3 clinical trials of Squalamine. Our judgment may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which we base our decisions.

You may experience immediate and substantial dilution in the book value per share of the common stock you purchase in the offering.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 3,885,000 shares offered in this offering at an offering price of $2.00 per share, and after deducting placement agent fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $1.44 per share. In addition, in the past, we issued options and warrants to acquire shares of common stock. To the extent these options are ultimately exercised, you will sustain future dilution. We may also acquire or license other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the securities offered under this prospectus supplement, after deducting placement agent fees and commissions and estimated offering expenses payable by us, will be approximately $6.9 million if we sell the maximum amount of common stock and warrants offered hereby. However, this is a best efforts offering with no minimum, and we may not sell all or any of the securities; as a result, we may receive significantly less in net proceeds, and the net proceeds received may not be sufficient to continue to operate our business. If a warrant holder elects to exercise the warrants issued in this offering, we may also receive proceeds from the exercise of the warrants. We cannot predict when or if the warrants will be exercised. It is possible that the warrants may expire and may never be exercised.

We intend to use the proceeds from this offering for working capital and other general corporate purposes, including Phase III clinical trials of Squalamine.

We will retain broad discretion over the use of the net proceeds from this offering. We may invest the net proceeds in short-term, investment-grade, interest-bearing securities.

CONSOLIDATED CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2016:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the issuance of 3,885,000 shares of common stock and warrants in this offering, at the public offering price of $2.00 per share, after deducting placement agent fees and expenses and the other estimated offering expenses payable by us excluding the proceeds, if any, from the exercise of warrants issued pursuant to this offering.

You should read this table together with our financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended September 30, 2015.

	June 30, 2016
(in thousands, except share data)	Actual (1)	As Adjusted (1)(2)
Cash, cash equivalents, short-term investments and long-term investments (3)	$17,623,720	$24,523,720
Stockholders’ equity:
Preferred stock, $0.0001 par value per share, 9,416,664 shares authorized and available for issue; none issued and outstanding, actual and as adjusted	—	—
Common stock, $0.0001 par value; 180,000,000,000 shares authorized; 31,505,203 shares issued and outstanding, actual, at June 30, 2016; and 35,390,203 shares issued and outstanding, as adjusted, at June 30, 2016	3,150	3,539
Additional paid-in capital	106,658,494	113,558,105
Accumulated deficit	(77,641,475)	(77,641,475)
Total stockholders’ equity	29,020,169	35,920,169
Total capitalization	$29,020,169	$35,920,169

(1)	These figures do not include 2,871,068 shares of common stock issuable pursuant to the exercise of outstanding options issued under our equity incentive plans; 688,257 shares of common stock issuable pursuant to the exercise of warrants; 2,635,000 shares of common stock available for future issuances under our equity incentive plans; and 5,827,500 shares of common stock issuable pursuant to the exercise of the Series A warrants and Series B warrants.

(2)	The “As Adjusted” amounts reflect the shares of common stock issuable pursuant to this prospectus supplement.

(3)	While we have not finalized our full financial results for the fiscal year ended September 30, 2016, we expect to report that we had approximately $12.5 million of cash, cash equivalents and short-term investments as of September 30, 2016. This amount is preliminary, has not been audited and is subject to change upon completion of the audit of our consolidated financial statements as of and for the year ended September 30, 2016. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of September 30, 2016.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value of our common stock as of June 30, 2016 was approximately $12,788,341 million, or approximately $0.41 per share of common stock based on 31,505,203 shares outstanding at that time. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares outstanding.

After giving effect to the sale of 3,885,000 shares of common stock in the aggregate amount of $7,770,000 in this offering at a public offering price of $2.00 per share, and after deducting the placement agent fees and estimated offering expenses payable by us, our net tangible book value as of June 30, 2016 would have been approximately $19,688,341 million, or approximately $0.56 per share of common stock based on 35,390,203 shares of common stock outstanding on a pro forma basis at that time. This represents an immediate increase in net tangible book value of $0.15 per share to our existing stockholders and an immediate dilution of approximately $1.44 per share to new investors participating in this offering, as illustrated by the following table:

Public offering price per share and warrants		$2.00
Net tangible book value per share as of June 30, 2016	$0.41
Increase per share attributable to this offering	$0.15

As adjusted net tangible book value per share as of June 30, 2016 after this offering		$0.56

Dilution per share to new investors participating in this offering		$1.44

To the extent that outstanding warrants and options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we raise that additional capital by selling equity or debt securities convertible into equity, then the issuance of any such securities could result in further dilution to our stockholders.

The number of shares of common stock shown above to be outstanding after this offering is based on 31,505,203 shares of common stock outstanding as of June 30, 2016, and excludes the shares of common stock issuable upon exercise of the warrants being offered by us in this offering and also excludes as of that date:

●	2,871,068 shares of common stock issuable pursuant to the exercise of outstanding options issued under our equity incentive plans at a weighted-average exercise price of $6.66 per share;

●	688,257 shares of common stock issuable pursuant to the exercise of warrants at an exercise price of $4.71 per share;

●	2,635,000 shares of common stock available for future issuances under our equity incentive plans; and

●	5,827,500 shares of common stock issuable pursuant to the exercise of the Series A warrants and the Series B warrants.

BUSINESS

Summary

We are a pharmaceutical company focused on the development of novel therapeutics and delivery technologies for the treatment of ocular disease. Our development pipeline consists of multiple programs and indications at various stages of development. Our lead clinical asset, topical Squalamine (also known as squalamine lactate ophthalmic solution, 0.2%, or OHR-102), is a novel therapeutic product which could provide a non-invasive therapy to improve vision outcomes beyond that achieved with current standard of care, without requiring multiple injections per office visit. We are conducting a Phase 3 registration program evaluating Squalamine in combination with Lucentis® injections for the treatment of wet-AMD. This clinical program is proceeding based on the data from a Phase 2 clinical trial in wet-AMD which demonstrated a positive and clinically meaningful treatment effect of Squalamine combination therapy in classic containing choroidal neovascularization (classic CNV) as well as those with occult neovascularization (occult CNV) less than 10mm2.

Our preclinical stage pipeline is focused on the development of sustained release therapeutics utilizing the platform technology we acquired in May 2014. There are several active programs evaluating molecules and approaches for the treatment of glaucoma, steroid induced glaucoma, ocular allergy, and retinal disease. These programs have been identified by Ohr as large markets with unmet medical needs or where sustained release therapeutics can greatly improve upon the way ocular disease is currently being treated, including increasing compliance rates and reducing treatment burden.

Corporate and Historical Information

We are a Delaware corporation that was organized on August 4, 2009, as successor to BBM Holdings, Inc. (formerly Prime Resource, Inc., which was organized March 29, 2002 as a Utah corporation) pursuant to a reincorporation merger. On August 4, 2009, we reincorporated in Delaware as Ohr Pharmaceutical, Inc.

On May 30, 2014, we completed the ophthalmology assets acquisition (the “SKS Acquisition”) of the privately held SKS Ocular LLC and its affiliate, SKS Ocular 1 LLC (“SKS”). Under the terms of the acquisition agreement, in exchange for substantially all the assets of SKS, Ohr made an upfront payment of $3.5 million in cash and issued 1,194,862 shares of Ohr common stock to SKS. In addition, SKS is eligible to receive up to an aggregate of 1,493,577 additional shares of Ohr common stock in three contingent milestone payments, each milestone resulting in the issuance of 497,859 shares of Ohr common stock. Milestone 1 required Ohr to demonstrate a consistent long-term release of a therapeutic agent above threshold therapeutic levels in the targeted ocular tissues of an animal model. Ohr met this milestone in December 2015. Milestone 2 required the completion of a pharmacodynamic study in an animal model showing clinically relevant efficacy from a drug substance released from SKS microparticles within 24 months of the date of the closing of the SKS Acquisition. Ohr achieved the study results in May 2016, and the Board reviewed and approved Milestone 2 in July 2016. Milestone 3 requires, among other things, the approval of an Investigational New Drug Application (“IND”) within three years of the date of the closing of the SKS Acquisition. We do not expect such Milestone 3 to be achieved within the timeline provided for in the agreement.

The SKS transaction provided Ohr with a proprietary, patent protected, sustained release technology platform under development as well as a pipeline of pre-clinical sustained release drug product candidates that address ocular indications including glaucoma, ocular allergy, retinal disease and other ophthalmic indications. As part of the SKS Acquisition, Ohr retained the SKS employees and continued the SKS operations at the SKS research laboratory facility in San Diego, CA.

Our CRO running our phase 3 trial has also contracted with Jason S. Slakter, M.D., P.C., d/b/a Digital Angiography Reading Center (“DARC”), a well-known digital reading center, which is owned by Dr. Jason Slakter, our CEO, pursuant to our related party transactions policy, with the review and approval of the Audit Committee, to provide digital reading and imaging services in connection with the Phase 3 study.  The head of Quality Assurance of DARC has implemented a standard operating procedure (SOP) to firewall interactions between DARC employees and Dr. Slakter.  It is possible that the FDA will investigate and that this related party transaction may impact adversely on its approval of the trials. We indirectly paid a total of approximately $91,280 in fiscal year 2015, and approximately $223,061 in fiscal 2016, to DARC, an affiliate of Dr. Slakter, for services rendered to us.

Simultaneous with the SKS Acquisition, Ohr completed a holding company reorganization in which Ohr merged with a wholly-owned subsidiary and a new parent corporation succeeded Ohr as a public holding company under the same name. The business operations of Ohr did not change as a result of the reorganization. The new holding company retained the name “Ohr Pharmaceutical, Inc.” Outstanding shares of the capital stock of the former Ohr Pharmaceutical, Inc. were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company.

PRODUCT PIPELINE

(a)       SQUALAMINE LACTATE OPHTHALMIC SOLUTION 0.2%

Squalamine Lactate Ophthalmic Solution 0.2% (“Squalamine”, also known as OHR-102)

Squalamine lactate is a small molecule anti-angiogenic drug with a novel intracellular mechanism of action. The drug acts against the development of aberrant neovascularization by inhibiting multiple protein growth factors of angiogenesis, including vascular endothelial growth factor (“VEGF”), platelet-derived growth factor (“PDGF”) and basic fibroblast growth factor (“bFGF”). Recent clinical evidence has shown PDGF to be an additional target for the treatment of wet-AMD and bFGF levels have been shown to be elevated in retinal vein occlusion and wet-AMD patients.

Ohr formulated squalamine lactate as a topical solution for ophthalmic indications and optimized the formulation for enhanced uptake into the back of the eye, and to potentially provide increased comfort in an elderly patient population. The Company is advancing its clinical wet-AMD program with this topical formulation. Unlike other combination therapy approaches being evaluated in clinical studies, Squalamine does not require direct injection into the eye.

We believe that Squalamine used in combination with an anti-VEGF agent may provide several potential advantages over other combination therapy approaches currently being investigated in clinical studies including:

●	Daily topical therapy compared to additional monthly intravitreal injections.

●	Potential use in combination with as-needed (PRN) anti-VEGF injections or treat-and-extend regimens as well as a monthly/bi-monthly anti-VEGF injection regimens.

●	Adaptable for use in combination with future longer acting anti-VEGF agents.

●	Inhibition of multiple growth factor pathways of angiogenesis.

●	Cost efficiency of manufacturing a small molecule when compared to large molecule proteins and antibodies.

The Company has conducted a preclinical program which consisted of pharmacology, pharmacokinetic, and toxicology studies which support the ongoing clinical development of Squalamine.

Completed Phase 2 Trial in wet-AMD: the IMPACT Study (formerly OHR-002)

We commenced a clinical study, Study OHR-002 (or IMPACT Study), which began enrolling patients in late 2012. The IMPACT Study was a multi-center, randomized, double masked, placebo controlled Phase 2 study to evaluate the efficacy and safety of Squalamine combination therapy for the treatment of wet-AMD. The study enrolled treatment naïve wet-AMD patients at more than 20 clinical sites in the U.S. who were randomly assigned to treatment with Squalamine lactate ophthalmic solution 0.2% (“Squalamine”), or placebo eye drops for a nine month period, along with Lucentis® injections, as necessary, following an initial baseline Lucentis® injection. Full enrollment was completed in April 2014. In March 2015, we completed the IMPACT Study and announced topline results. The final data from the IMPACT Study was presented at multiple scientific conferences and forums in 2015 and 2016. In a prespecified analysis, data from the IMPACT study demonstrated that, in the intent-to-treat (ITT-LOCF) population with lesions containing classic choroidal neovascularization (“classic CNV”) (Squalamine combination treatment n=38, Lucentis® monotherapy n=32), 42% of the patients receiving Squalamine achieved a ≥3 line gain at nine months, as compared to 28% in the Lucentis® monotherapy group. In patients with classic CNV (ITT-LOCF), mean gains in visual acuity were +10.5 letters for the Squalamine combination arm and +5.4 letters with Lucentis® monotherapy, a clinically meaningful benefit of +5.1 letters. The positive effect on visual acuity in classic CNV was seen early in the course of treatment and continued to increase through the end of the study. Less of a visual acuity benefit was seen in the overall population (all lesion types). The mean number of injections between the treatment arms, the primary endpoint of the study, was not meaningfully different.

Further analyses were conducted to determine the patient population most likely to benefit from combination treatment. Patients with lesions containing classic CNV are a heterogeneous population and, within the enrollment criteria of our study, could have encompassed small classic lesions with no occult component as well as lesions up to 12 disc areas (~30mm2) in size made up almost entirely of occult CNV. These diverse lesions would both fall under the same category of “classic containing lesion” even though they would be expected to respond differently to treatment. Correlation analyses determined that the occult CNV size at baseline, regardless of whether there was a classic CNV component present, directly correlated with improved visual acuity outcomes in the Squalamine combination group (p=<0.0001), which was not seen in the Lucentis® monotherapy group. This suggests that the occult CNV size was a more important predictor of success for combination therapy than the presence of classic CNV, and a cutoff less than 10mm2 of occult size at baseline was determined to be the optimal size to include in future clinical studies. In those patients with occult CNV less than 10mm2 in area (n=94 of 128 completing the phase 2 study), 40% of those treated with Squalamine combination therapy achieved a gain of 3 or more lines of vision, compared with 26% of patients in the Lucentis® monotherapy arm, a 54% additional benefit. In addition, mean gains in visual acuity compared to baseline were +11.0 letters for the Squalamine combination arm and +5.7 letters with Lucentis® monotherapy, a clinically meaningful benefit of +5.3 letters (exploratory p-value, p=.033). Importantly, this group of patients represents a larger proportion of the subjects enrolled in the IMPACT study than the classic containing group. We are enrolling this optimized patient population in our Phase 3 clinical program.

Regulatory (FDA) Status of Squalamine Program in Wet-AMD

In March 2016, the Company reached an agreement on a Special Protocol Assessment (SPA) with the United States Food and Drug Administration (US FDA) on the design of the Phase 3 trial. The FDA awarded Fast Track Designation to the Squalamine eye drop program for the potential treatment of wet-AMD in 2012.

Phase 3 Trials in Wet-AMD

The Phase 3 program is being conducted to evaluate the efficacy and safety of Squalamine given in combination with Lucentis® for treatment naive patients with wet-AMD. The comprehensive clinical program is comprised of double-masked, placebo-controlled, multicenter, international studies of Squalamine administered twice a day in patients with newly diagnosed wet AMD, in combination with Lucentis® injections. The primary endpoint will be a measurement of visual acuity gains at nine months, with patients followed to two years for safety. We are enrolling a patient population that we believe is the most likely to benefit from Squalamine combination therapy based on our full analysis of the IMPACT study. During the first year of the study, patients will be randomized 1:1 to receive monthly Lucentis® plus Squalamine twice a day or Lucentis® plus placebo eye drops twice a day. During the second year they will continue to use Squalamine or placebo eye drops twice a day and receive Lucentis® PRN (as needed) as determined by monthly monitoring visits. We began enrolling patients in the first phase 3 study in April 2016.

OHR–1501 Study

OHR-1501 is an exploratory, double-masked, randomized, placebo-controlled study designed to assess safety and efficacy of treatment with squalamine lactate ophthalmic solution in combination with monthly anti-VEGF (both Lucentis® and Eylea®) injections in patients with neovascular AMD. Approximately 40 subjects will participate for a six-month duration. Safety, functional, and anatomical parameters will be evaluated including retinal imaging modalities and functional visual acuity (BCVA). The primary endpoints of the study are the outcome measures at Week 12.

Completed Trial in Proliferative Diabetic Retinopathy (“PDR”) - Study 003

Study 003 was an open-label monotherapy investigator sponsored trial (“IST”) evaluating Squalamine in five patients with PDR. Patients enrolled in the study received Squalamine for a six month treatment period and were then followed for an additional two months. The endpoints included regression of neovascularization, anatomical measurements, visual acuity, and safety parameters. The principal investigator of Study 003 presented a case report from the first patient to complete the protocol in February 2014. In this case report, the oral presentation discussed the case of a treatment naïve patient diagnosed with PDR. The data demonstrated that topical application of Squalamine in a monotherapy regimen, twice daily and then four times daily, was associated with regression of retinal neovascularization within two months. The retinal neovascularization remained regressed throughout the six months of four times daily Squalamine therapy. One month after cessation of treatment, the abnormal blood vessels returned in this patient’s retina in the absence of Squalamine treatment, and continued to grow through the second month, the latest time point measured. Final data may be disseminated by the investigator, at his discretion, in a scientific publication.

Completed Trial in Branch and Central Retinal Vein Occlusion -Study 004

Study 004 was an IST evaluating squalamine lactate ophthalmic solution, 0.2%, in 20 patients with branch and central retinal vein occlusion. All patients in the study received Squalamine for 10 weeks, with injections of Lucentis® at weeks two and six, and a data readout at week 10. At week 10, the patients entered into the extension phase and were randomized 1:1 to either continue or discontinue taking Squalamine through week 38 (“extension phase”). During the extension phase, the patients received Lucentis® injections on a PRN basis as determined by fluid based OCT criteria. The principal investigator presented the 10 week data from the study in August 2014. The data demonstrated that, at week 10 (1) the mean gain in visual acuity was 20.3 letters for all 20 patients using the combination therapy, (2) the mean visual acuity for all 20 patients at was 20/32, (3) the average central foveal thickness for all 20 patients was reduced to 270u, and (4) only one of 20 patients qualified for an injection of Lucentis®, indicating dryness of the retina and a 95% macular deturgescence rate.

In July 2015, final data was presented demonstrating that at week 38, (1) the mean gain in visual acuity from baseline for patients randomized (at week 10) to treatment with Squalamine + Lucentis® PRN was +27.8 letters compared with +23.3 for patients randomized to treatment with Lucentis® plus PRN alone (control group), a clinically meaningful difference of +4.5 letters, (2) 80% of patients in the Squalamine + Lucentis® treated group had a gain in visual acuity, compared with 50% of patients treated with Lucentis® alone, and (3) none of the patients in the Squalamine + Lucentis® treated group lost any vision as compared to 50% of the patients receiving Lucentis® alone. After the initial combination therapy phase, the mean gain in visual acuity from week 10 to week 38 was +7.4 letters for patients who continued treatment with Squalamine + Lucentis® PRN compared with +3.1 letters in those receiving Lucentis® PRN alone. The Study was published by the investigator in the Ophthalmic Surgery, Lasers, and Imaging Retina (OSLI) journal in October 2016.

(b)        SKS Sustained Release Ocular Drug Delivery Platform Technology

The SKS sustained release technology employs a hydrogel template approach to prepare nano, micro and macroparticles of predefined size and shape and with homogeneous size distribution. The size and shape of the particles can be adjusted, providing flexibility in controlling the size and release rate in drug delivery formulations. The drug loading capacity is much higher than that achieved by conventional methods, with a controlled initial burst release of drug that is minimal. Simplicity in processing makes the hydrogel template method useful for scale-up manufacturing of particles. We believe the technology has significant advantages over currently available microparticle drug delivery systems prepared by emulsion and other methods. This technology platform is adaptable to multiple routes of ocular delivery and amenable to multiple different polymers.

The SKS sustained release technology was designed to develop best-in-class drug formulations for ocular disease. The technology employs micro fabrication techniques to create nano,.micro, and marcroparticle drug formulations that can provide sustained and predictable release of a therapeutic drug over a 3 – 6 month period. The versatility of this delivery technology makes it well suited to deliver hydrophilic or hydrophobic small molecules, as well as proteins with complex structures. Ohr’s preclinical pipeline of sustained release programs include sustained release formulations of small molecule and protein therapeutics for the treatment of ocular diseases, including glaucoma, steroid induced glaucoma, ocular allergy, and retinal disease. Ohr has several molecules under development for these indications and anticipates expanding the pipeline during calendar year 2017.

In December 2015, we announced the achievement of Milestone 1, demonstrating sustained release in vivo proof of concept in one of our internal programs, and data from this study was presented at the Association for Research in Vision and Ophthalmology (ARVO) in May 2016. In this study, we dosed rabbits with a single intravitreal dose of our SKS sustained release formulation of a novel small molecule anti-angiogenic compound (OHR3031), and then followed the rabbits over a six week period. The study showed that sustained supratherapeutic levels of active drug could be achieved in the retina and choroid, which are the target ocular tissues for back of the eye disease. These observations were made at all time points in the study which demonstrates a prolonged pharmacokinetic profile. Furthermore, vitreous concentrations remained at stable, high levels throughout the six week study indicating that the true duration of effect is likely much longer.

In May 2016, we completed an in vivo study demonstrating sustained pharmacological anti-angiogenic activity of OHR3031 in a rabbit model of laser-induced CNV (Milestone 2). A single intravitreal injection of OHR3031 produced clinically meaningful and statistically significant efficacy six weeks after dose administration in the CNV rabbit model. A dose response in the reduction of average CNV lesion areas with the OHR3031 containing microparticles compared to vehicle treatment was evident, with the highest dose exhibiting a statistically significant effect at Week 6. The magnitude of the difference in average CNV lesion size for the high dose of OHR3031 compared to the vehicle treatment at 6 weeks was comparable to that seen at 2 weeks with a currently approved anti-VEGF agent conducted in a previous study. These studies serve as an important validation of our SKS sustained release technology which we believe holds the promise of improving the standard of care in a number of ocular conditions by allowing for physician administration of drugs at convenient treatment intervals. We anticipate presenting additional in-vivo proof of concept data on our internal programs in calendar 2017.

(c)       ANIMAL MODEL FOR DRY-AMD

As part of the SKS Acquisition, we acquired the exclusive rights to an animal model for dry-AMD whereby mice are immunized with a carboxyethylpyrrole (“CEP”) which is bound to mouse serum albumin (“MSA”). CEP is produced following the oxidation of docosahexaenoic acid, which is abundant in the photoreceptor outer segments that are phagocytosed by the retinal pigment epithelium (“RPE”). A number of CEP-adducted proteins have been identified in proteomic studies examining the composition of drusen and other subretinal deposits found in the eyes of patients with dry-AMD. Studies have shown that immunization of CEP-MSA can lead to an ophthalmic phenotype very similar to dry-AMD, including deposition of complement in the RPE, thickening of the Bruch’s membrane, upregulation of inflammatory cytokines, and immune cell influx into the eye. Upon immunization with CEP, a marked decrease in contrast sensitivity which precedes a loss of visual acuity, was observed, similar to what occurs in many patients with dry AMD.

(d)       NON-OPHTHALMOLOGY ASSETS

Ohr also owns various other compounds in earlier stages of development, including the PTP1b inhibitor Trodusquemine and related analogs. See “Corporate Strategy” concerning the Trodusquemine joint venture. During fiscal 2015, we ceased all development of OHR/AVR 118 and recognized an impairment on the patent portfolio in the amount of $338,906.

Competitive Factors

Competition in General

Competition in the area of biomedical and pharmaceutical research and development is intense and significantly depends on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain regulatory approval for testing, manufacturing and marketing. Our competitors include major pharmaceutical and specialized biotechnology companies, many of which have financial, technical and marketing resources significantly greater than ours. In addition, many biotechnology companies have formed collaborations with large, established companies to support research, development and commercialization of products that may be competitive with ours. Academic institutions, governmental agencies and other public and private research organizations are also conducting research activities and seeking patent protection and may commercialize products on their own or through joint ventures. We are aware of certain other products manufactured or under development by competitors that are used for the treatment of the health conditions that we have targeted for product development. We can provide no assurance that developments by others will not render our technology obsolete or noncompetitive, that we will be able to keep pace with new technological developments or that our technology will be able to supplant established products and methodologies in the therapeutic areas that are targeted by us. The foregoing factors could have a material adverse effect on our business, prospects, financial condition and results of operations. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants.

Competition within our sector is increasing, so we will encounter competition from existing firms that offer competitive solutions in ocular diseases. These competitive companies could develop products that are superior to, or have greater market acceptance, than the products being developed by us. We will have to compete against other biotechnology and pharmaceutical companies with greater market recognition and greater financial, marketing and other resources.

Wet-AMD Market

Age-related macular degeneration (“AMD”) is a medical condition which usually affects older adults and generally results in a loss of vision. AMD occurs in “dry” (non-exudative) and “wet” (exudative) forms. Wet-AMD is the advanced form of macular degeneration that involves the formation of abnormal and leaky blood vessels in the back of the eye behind the retina, through a process known as choroidal neovascularization (“CNV”). The wet form accounts for approximately 15 percent of all AMD cases, yet is responsible for 90 percent of severe vision loss associated with AMD. According to the National Eye Institute (NEI), the prevalence of wet-AMD among adults 40 years or older in the U.S. alone is estimated at 1.75 million people. In addition, more than 200,000 new cases are diagnosed yearly in the U.S.

Competitive Landscape in Wet-AMD

The current FDA approved market leaders for the treatment of wet AMD are VEGF inhibitors, including Lucentis®, Eylea® and (off-label) Avastin®. In 2015, annual revenue (worldwide) was more than $3 billion for Lucentis®, despite significant off-label use of Avastin® (estimated to be 45-60% of the overall market). Eylea®, is approved for use in wet-AMD and other retinal indications and achieved 2015 revenues of approximately $4 billion. Both Lucentis® and Eylea® are administered via frequent intravitreal injections directly into the eye. We are developing Squalamine for use in combination with Lucentis® and other anti-VEGF agents to improve visual function beyond that achieved with anti-VEGF therapy alone. There is no assurance that we will receive FDA approval for Squalamine for the treatment of wet-AMD, and if we receive it, there is no assurance we will be able to displace the market leaders as a treatment in a significant percentage of patients.

There are various other companies with drugs in Phase 1, 2, and 3 trials for the treatment of wet-AMD. We cannot assure that none of them will get to market before us or that Squalamine will be a better treatment. We believe our primary competition is Fovista®, a PDGF targeting aptamer being developed by Ophthotech and Novartis, which has completed enrolling three Phase 3 clinical studies to evaluate Fovista® in combination with anti-VEGF agents, including Lucentis®, Eylea®, and Avastin®. To date, Fovista® and Squalamine are the only combination therapy approaches we are aware of that have demonstrated a visual acuity benefit when used in combination with an anti-VEGF intravitreal injection. The Fovista® clinical trials are designed for patients to receive two intravitreal injections per month. Other programs that are currently in Phase 2 or Phase 3 trials include:

●	Abicipar Pegol, a VEGF targeting DARPin molecule being developed by Allergan;

●	RTH258, an anti-VEGF agent being developed by Alcon/Novartis;

●	X-82, an oral tyrosine kinase inhibitor being developed by Tyrogenex;

●	ALG-1001, an integrin targeting peptide being developed by Allegro Ophthalmics;

●	REG-2176, a combination injection of anti-VEGF and PDGF agents being developed by Regeneron;

●	REG-910, an anti-Ang2 agent to be used with Eylea® being developed by Regeneron;

●	RG7716, a bispecific antibody to both VEGF-A and Ang2 being developed by Roche;

●	OPT-302, an inhibitor of VEGF-C and VEGF-D being developed by Opthea; and

●	PAN-90806, a selective inhibitor of VEGF being developed by Panoptica.

All of these products in clinical development, with the exception of X-82 and PAN-90806, use an intravitreal route of administration much like the current standards of care.

Competitive Landscape in Sustained Release Drug Delivery

There are a number of companies developing various forms of sustained release drug delivery platforms for ophthalmic applications. These include:

●	GreyBug with a biodegradable polymer microsphere/nanoparticle matrix system;

●	Envisia Therapeutics with the PRINT® technology system for microparticle and nanoparticle formulations;

●	Kala Pharmaceuticals with a mucus-penetrating particle (MPP) technology; and

●	Ocular Therapeutix with a proprietary hydrogel technology ophthalmic sustained drug delivery.

All of these programs are in the preclinical or clinical development stages. Each of these may prove to be effective means to deliver drugs in a sustained manner and we cannot assure that none of them will get to market before us or that the SKS technology will be a better drug delivery approach.

Corporate Strategy

We are currently actively developing its pipeline products for applications in ophthalmology. Beginning in fiscal 2014, we transitioned Ohr to a core focus on ophthalmology indications and building an ophthalmology-focused pipeline, and we expect to continue to see growth in our pipeline and ophthalmology initiatives.

We are in an ongoing business development process to seek and implement strategic alternatives with respect to Squalamine, based on the Phase 2 study demonstrating a visual acuity benefit of Squalamine combination therapy, including licenses, business collaborations and other business combinations or transactions with other pharmaceutical and biotechnology companies. Several third parties with whom we have been in discussions have expressed interest in a potential licensing or partnering transaction for the Squalamine program. We continue to make progress in these discussions.

We are also in preliminary discussions regarding potential collaborations for the SKS sustained release platform technology with strategic partners.

As part of this core strategy, on February 26, 2014, we entered into a Joint Venture Agreement and related agreements with Cold Spring Harbor Laboratory (“CSHL”) pursuant to which a joint venture, DepYmed Inc. (“DepYmed”), was formed to further preclinical and clinical development of Ohr’s Trodusquemine and analogues as PTP1B inhibitors for oncology indications. DepYmed licenses research from CSHL and intellectual property from us. In December 2014, DepYmed hired a full time CEO to run the operations of DepYmed and in October 2016 raised $1 million in a private placement transaction, with another $1 million to be received upon the achievement of specific development milestones. The proceeds of the private placement will fund the ongoing operations of DepYmed. Ohr is a passive joint venture partner in DepYmed.

Patents and Other Proprietary Rights

Patents and other proprietary rights are important to our business. It is our policy to seek patent protection for our assets, and also to rely upon trade secrets, know-how and licensing opportunities to develop and maintain our competitive position.

We generally seek worldwide patent protection for our products and have foreign patent rights corresponding to most of our U.S. patents. We currently own or have exclusively licensed several issued U.S. patents and non-US patents and have additional U.S. and non-U.S. pending patent applications. U.S. patents and U.S. patent applications 7981876, 8716270, 6262283, 7728157, 20130281420 and 20150342874 cover the Squalamine formulations, composition of matter, combination therapy with other agents, methods of manufacture and synthesis and uses. Additional patent applications covering Squalamine have been filed.

Under an agreement with Akina, Inc (“Akina”), we license patents, with an estimated expiration date of May 28, 2029, relating to nano/micro/macro particle fabrication technology for sustained release of proteins and other biologics. The worldwide, exclusive, sub-licensable license was granted to SKS (now Ohr) for use in developing ocular products. Under the agreement with Akina, the parties will collaborate on at least three nano/micro particulate products and SKS (now Ohr) agreed to use commercially reasonable efforts to either develop the licensed technology by means of a partnership with a third party or by the filing of an investigational new drug application. Additional patent applications have been filed that expand on this platform technology and that are specific to our active development programs using the sustained release technology.

Pursuant to the terms of the Uruguay Round Agreements Act, the term of a U.S. patent is 20 years and is measured from the effective date that the patent application was filed rather than the prior calculation of term which was 17 years from the date that the patent issued. Patent term may be extended beyond the 20-year period by patent term adjustment when the U.S. Patent Office fails to examine the patent application in a timely manner before issuance of the patent. We take advantage of patent term adjustment whenever available and expect to seek patent term extensions following marketing approval. Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) and the Generic Animal Drug and Patent Term Restoration Act of 1988 (the “GADPTR Act”), a patent that claims a product, use or method of manufacture covering a drug may be extended for up to five years to compensate the patent holder for a portion of the time required for FDA review. Our issued U.S. patents expire between 2017 and 2029, excluding any extensions available under the Hatch-Waxman Act and the GADPTR Act.

While we file and prosecute patent applications to protect our inventions, our pending patent applications might not result in the issuance of patents or our issued patents might not provide competitive advantages. Also, our patent protection might not prevent others from developing competitive products using related or other technology.

In addition to seeking intellectual property protection via patents and licenses, we also rely upon trade secrets, know-how and continuing technological innovation, which we seek to protect, in part, by confidentiality agreements with employees, consultants, suppliers and licensees.

The scope, enforceability and effective term of issued patents can be highly uncertain and often involve complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims in pharmaceutical patents, so that even issued patents might later be modified or revoked by the relevant patent authorities or courts. Moreover, the issuance of a patent in one country does not assure the issuance of a patent with a similar claim scope in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country. The patents we obtain and the unpatented proprietary technology we hold might not afford us significant commercial protection. Additional information regarding risks associated with our patents and other proprietary rights that affect our business is contained under the heading “Intellectual property litigation is increasingly common and increasingly expensive and may result in restrictions on our business and substantial costs, even if we prevail” and under the heading “Risk Factors”.

There are no contested proceedings and/or third-party claims over any of our patents or patent applications.

NUMBER OF PERSONS EMPLOYED

At present, we have 14 full-time employees. In addition, we use numerous high level scientific, administrative, operations, and financial consultants, as well as Contract Research Organizations, on an as needed basis, to augment our internal resources and provide a cost efficient alternative to a large infrastructure build out to support our ongoing preclinical and clinical development programs. The Company anticipates hiring additional staff during fiscal 2017 to support the Phase 3 trials for Squalamine and the sustained release platform programs.

ENVIRONMENTAL COMPLIANCE

We are not aware of any environmental claims or liabilities.

GOVERNMENT COMPLIANCE

The Drug Development Process

Regulation by government authorities in the United States and foreign countries is a significant factor in the research, development, manufacture, and marketing of our product candidates. All of our product candidates will require regulatory approval before they can be commercialized. In particular, human therapeutic products are subject to rigorous preclinical and clinical trials and other pre-market approval requirements by the FDA and foreign authorities. Many aspects of the structure and substance of the FDA and foreign pharmaceutical regulatory practices have been reformed during recent years, and continued reform is under consideration in a number of jurisdictions. The ultimate outcome and impact of such reforms and potential reforms cannot be predicted.

The activities required before a product candidate may be marketed in the United States begin with preclinical tests. Preclinical tests include laboratory evaluations and animal studies to assess the potential safety and efficacy of the product candidate and its formulations. The results of these studies must be submitted to the FDA as part of an IND, which must be reviewed by the FDA before proposed clinical testing can begin. Typically, clinical testing involves a three-phase process. In Phase 1, trials are conducted with a small number of subjects to determine the early safety profile of the product candidate. In Phase 2, clinical trials are conducted with subjects afflicted with a specific disease or disorder to provide enough data to evaluate the preliminary safety, tolerability, and efficacy of the product candidate. In Phase 3, large-scale clinical trials are conducted with patients afflicted with the specific disease or disorder in order to provide enough data to understand the efficacy and safety profile of the product candidate, as required by the FDA. The results of the preclinical and clinical testing of a therapeutic product candidate are then submitted to the FDA in the form of an NDA for evaluation to determine whether the product candidate may be approved for commercial sale. In responding to an NDA, the FDA may grant marketing approval, request additional information, or deny the application.

Any approval required by the FDA for any of our product candidates may not be obtained on a timely basis, or at all. The designation of a clinical trial as being of a particular phase is not necessarily indicative that such a trial will be sufficient to satisfy the parameters of a particular phase, and a clinical trial may contain elements of more than one phase notwithstanding the designation of the trial as being of a particular phase. The results of preclinical studies or early stage clinical trials may not predict long-term safety or efficacy of our compounds when they are tested or used more broadly in humans.

Approval of a product candidate by comparable regulatory authorities in foreign countries is generally required prior to commencement of marketing of the product in those countries. The approval procedure varies among countries and may involve additional testing, and the time required to obtain such approval may differ from that required for FDA approval.

Other Regulations

Various federal, state and local laws, regulations, and recommendations relating to safe working conditions, laboratory practices, the experimental use of animals, the environment and the purchase, storage, movement, import, export, use, and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research are applicable to our activities. They include, among others, the U.S. Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, and Resources Conservation and Recovery Act, national restrictions on technology transfer, import, export, and customs regulations, and other present and possible future local, state, or federal regulation. The compliance with these and other laws, regulations and recommendations can be time-consuming and involve substantial costs. In addition, the extent of governmental regulation which might result from future legislation or administrative action cannot be accurately predicted and may have a material adverse effect on our business, financial condition, results of operations and prospects.

DESCRIPTION OF SECURITIES OFFERED HEREBY

Common Stock

The material terms and provisions of our common stock and each other class of our securities that qualifies or limits our common stock are described under the caption “Description of Capital Stock” starting on page 9 of the accompanying prospectus, as supplemented by the information below. As of December 5, 2016, we had 32,076,396 shares of common stock outstanding.

The following is a brief summary of certain terms and conditions of the warrants and is subject in all respects to the provisions contained in the warrants.

Form. The warrants will be issued as individual warrants to each of the investors. You should review a copy of the forms of warrants, which is attached as an exhibit to our Current Report on Form 8-K being filed with the SEC in connection with this offering, for a complete description of the terms and conditions of the warrants.

Exercisability.

The Series A warrants will be immediately exercisable upon issuance and at any time until the date that is five years thereafter, at which time any unexercised warrants will expire and cease to be exercisable.

The Series B warrants will be exercisable upon issuance and at any time until the date that is six months thereafter, at which time any unexercised warrants will expire and cease to be exercisable.

The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act of 1933, as amended, is not then effective or available, the holder may exercise the warrant through a cashless exercise, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or on election of the holder, 9.99%) of the number of shares of our stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days after such notice to us.

Exercise Price. The initial exercise price per share of common stock purchasable upon exercise of one warrant is $2.75 per share of common stock for the Series A warrants and $3.00 per share of common stock for the Series B warrants. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the warrants and a trading market is not expected to develop.

Exchange Listing. We do not plan to apply to list the warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities with cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. We respect to the Series A warrant, at the holder’s election, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (as defined in the warrant), we or any successor entity shall purchase the warrant from the holder by paying the holder an amount of cash equal to the Black-Scholes value (determined in accordance with the provisions of the Series A warrant).

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

PLAN OF DISTRIBUTION

Pursuant to an engagement agreement, dated as of December 2, 2016, we have engaged H.C. Wainwright & Co. as our exclusive placement agent to solicit offers to purchase the common stock and warrants offered by this prospectus supplement. The placement agent is not purchasing any common stock or warrants for its own account in this offering, and is not required to arrange the purchase or sale of any additional specific number or dollar amount of the securities. H.C. Wainwright & Co. may engage one or more sub-agents or selected dealers in connection with the offering.

The placement agent has agreed to use its reasonable best efforts to arrange for the sale of all of the securities in this offering. There is no requirement that any minimum number of shares of common stock or warrants or dollar amount of common stock or warrants be sold in this offering and there can be no assurance that we will sell all or any of the common stock and warrants being offered. We entered into securities purchase agreements directly with certain institutional investors who purchase securities in this offering. We have not entered into any securities purchase agreement with all other investors and such investors shall rely solely on this prospectus supplement and the accompanying prospectus in connection with the purchase of securities in this offering.

We currently anticipate that the closing of this offering will occur on or about December 13, 2016, subject to customary closing conditions. On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price;

●	the placement agent will receive the placement agent fees in accordance with the terms of the placement agency agreement; and

●	we will deliver the shares of common stock and warrants to the investors.

We have agreed to pay to the Placement Agent a placement agent fee equal to seven and one half percent (7.5%) of the aggregate gross proceeds to us from the sale of the securities in the offering, with one percent (1.0%) of such fee will be paid to LifeSci Capital, excluding the proceeds, if any, from the exercise of the warrants. In addition, we have agreed to pay the placement agent a management fee equal to 1% of the gross proceeds of this offering and we have agreed to reimburse the placement agent for aggregate offering expenses of up to $125,000, subject to compliance with FINRA Rule 5110(f)(2)(D)(i).

The following table shows the per share and total fees we will pay in connection with the sale of the common stock and warrants, assuming the purchase of all of the common stock and warrants we are offering.

Per share placement agent fees (1)	$0.15
Total	$582,750

(1) Including 1% payable to LifeSci Capital as advisory fee.

We estimate the total expenses of this offering which will be payable by us, excluding the placement agent fees, will be approximately $300,000. After deducting the fees due to the placement agent and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $6,900,000.

In addition, we have granted a right of first refusal to the placement agent pursuant to which it has the right to act as an advisor, manager or underwriter or agent, as applicable, if the Company, or its subsidiaries, finances or refinances any indebtedness using an agent, or raises capital through a public or private offering of equity or debt securities at any time prior to the 12 month anniversary of the consummation of this offering.

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We have also agreed to contribute to payments that the placement agent may be required to make in respect of such liabilities.

H.C. Wainwright & Co. may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, and any commissions received by it and any profit realized on the resale of the common stock and warrants sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. As an underwriter, H.C. Wainwright & Co. would be required to comply with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, without limitation, Rule 415(a)(4) under the Securities Act of 1933, as amended, and Rule 10b-5 and Regulation M under the Securities Exchange Act of 1934, as amended. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by H.C. Wainwright & Co. acting as principal. Under these rules and regulations, H.C. Wainwright & Co.:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Securities Exchange Act of 1934, as amended, until it has completed its participation in the distribution.

A copy of the form of securities purchase agreement we entered into with certain of the purchasers and the form of warrant will be included as exhibits to our current report on Form 8-K that will be filed with the SEC in connection with the consummation of this offering.

The transfer agent and registrar for our common stock is Standard Registrar & Transfer Company, Inc. Its address is 440 East 400 South, Suite 200, Salt Lake City, Utah 84111 and its telephone number is 801-571-884. We will act as transfer agent for the warrants being offered hereby.

Our common stock is traded on the Nasdaq Capital Market under the symbol “OHRP.” The warrants to purchase common stock issued to the investors in this offering are not expected to be eligible for trading on any market.

LEGAL MATTERS

Certain legal matters in connection with the common stock being offered hereby will be passed upon for us by Troutman Sanders LLP, New York, New York. Certain legal matters will be passed upon for the placement agent by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2015, as amended by our Annual Report on Form 10-K/A for the year ended September 30, 2015, have been so incorporated in reliance on the report of Malone Bailey LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.deliasinc.com. Our website is not a part of this prospectus supplement or the accompanying prospectus. You may also read and copy any document we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus supplement and the accompanying prospectus are part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement and the accompanying prospectus are considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated herein. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement and the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (Commission File No. 001-35963) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of our common stock under the registration statement is terminated or completed (excluding, unless otherwise provided herein or therein, information furnished pursuant to Item 2.02 and Item 7.01 of any Current Report on Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on December 14, 2015 and our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2015, filed with the SEC on December 7, 2016;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the SEC on February 9, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 10, 2016 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on August 9, 2016;

●	our Current Reports on Form 8-K filed with the SEC on March 21, 2016 and December 8, 2016;

●	our Definitive Proxy Statement on Schedule 14A for our 2016 Annual Meeting of Stockholders, filed with the SEC on January 29, 2016; and

●	The description of our common stock contained in our Form 8-A filed with the SEC on June 11, 2013 under Section 12(b) of the Exchange Act, including any amendment or report that may be filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Ohr Pharmaceutical, Inc.
800 Third Avenue, 11th Floor
New York, New York 10022
Attn: Investor Relations
Telephone: (212) 682-8452

PROSPECTUS

OHR PHARMACEUTICAL, INC.

$150,000,000

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
RIGHTS
PURCHASE CONTRACTS
UNITS

This prospectus will allow us to issue from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $150,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of or exchange for the debt securities; common stock upon conversion of or exchange for the preferred stock; common stock, preferred stock or debt securities upon the exercise of warrants, rights or performance of purchase contracts; or any combination of these securities upon the performance of purchase contracts.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “OHRP.” On January 2, 2015, the last reported sale price of our common stock was $8.46 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 4 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 21, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, in one or more offerings, with a total value of up to $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “Ohr Pharmaceutical,” “Ohr,” “the Company,” “we,” “us,” “our” and similar terms refer to Ohr Pharmaceutical, Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

We can be contacted at Ohr Pharmaceutical, Inc., 800 Third Avenue, 11th Floor, New York, NY 10022, and by telephone at 212-682-8452. We also maintain a website at www.ohrpharmaceutical.com, through which you can access our SEC filings.

Ohr Pharmaceutical, Inc. (“we”, “Ohr”, the “Company” or the “Registrant”) is a pharmaceutical company focused on the development of novel therapeutics and delivery technologies for the treatment of ocular disease. Our development pipeline consists of multiple development programs and indications at various stages of development. Our lead clinical program, OHR-102 eye drops, is a novel therapeutic product which could provide a non-invasive therapy to improve vision outcomes without requiring multiple injections per office visit. We are evaluating OHR-102 eye drops, given in combination with Lucentis injections, in multiple Phase II studies for the treatment of retinal diseases including wet-AMD, retinal vein occlusion, proliferative diabetic retinopathy, and diabetic macular edema. The Phase II results have shown a beneficial effect in visual acuity and anatomical parameters when compared to Lucentis monotherapy.

Our preclinical stage pipeline is focused on the development of sustained release therapeutics utilizing the platform technology we acquired in May 2014. There are several active programs evaluating molecules and approaches for the treatment of glaucoma, steroid induced glaucoma, ocular allergy, and retinal disease. These programs have been specifically identified by Ohr as large markets with unmet medical needs or where sustained release therapeutics can greatly improve upon the way ocular disease is currently being treated, including increased compliance rates and reduction in treatment burden.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants, rights or purchase contracts to purchase any of such securities, either individually or in units, with a total value of up to $150,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion or sinking fund terms, if any;

•	voting or other rights, if any; and

•	conversion or exercise prices, if any.

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The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before you decide whether to purchase any of our securities, in addition to the other information in this prospectus, you should carefully consider the risks described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, as such risk factors may be updated from time to time by our future filings with the SEC. You should also consider similar information in any Annual Report on Form 10-K or other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our securities. If applicable, we will include in any prospectus supplement a description of those significant risks that could make the offering described therein speculative or risky. If any of the foregoing risks actually materializes, our business, financial condition, results of operations and prospects could be materially adversely affected. As a result, the value of our securities could decline and you could lose part or all of your investment. The foregoing risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially affect our business, financial condition, results of operations and prospects. See the “Where You Can Find More Information” and “Incorporation of Information By Reference” sections of this prospectus.

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Disclosure Regarding Forward-Looking Statements

This prospectus and the documents we incorporate by reference herein contain forward-looking statements within the meaning of Sections 27A of the Securities Act, and 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” “continue” or other comparable words or expressions. These statements involve known and unknown risks, including, among others, risks resulting from economic and market conditions, the regulatory environment in which we operate, pricing pressures, accurately forecasting operating and capital expenditures and clinical trial costs, competitive activities, uncertainties of litigation and other business conditions, and are subject to uncertainties and assumptions contained elsewhere in this prospectus or incorporated by reference into this prospectus. We base our forward-looking statements on information currently available to us, and, in accordance with the requirements of federal securities laws, we will disclose to you material developments affecting such statements. Our actual operating results and financial performance may prove to be very different from what we have predicted as of the date of this prospectus due to certain risks and uncertainties. Forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. The risks and uncertainties that we face are described in greater detail under the heading “Risk Factors” in our 2014 Annual Report on Form 10-K and in subsequent filings that we make with the SEC, and may also be described in each prospectus supplement made a part hereof.

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USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for general corporate purposes, including, but not limited to, repayment of existing indebtedness, working capital, intellectual property protection and enforcement, capital expenditures, investments and acquisitions, including acquisitions of patent portfolios. We have no current plans, arrangements or intentions concerning specific acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

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PLAN OF DISTRIBUTION

General Plan of Distribution

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. The securities may be sold (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

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If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the NASDAQ Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

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In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us or perform other services for us in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and by-laws, as they are in effect as of the date of this prospectus. For more detailed information, please see our certificate of incorporation and bylaws, which are filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus forms a part.

We are authorized to issue 180,000,000 shares of common stock, par value $0.0001 per share, of which, on January 2, 2015, 25,266,142 shares of common stock were outstanding, held of record by 181 stockholders; and 15,000,000 shares of preferred stock, par value $0.0001 per share, of which 6,000,000 shares were designated, and 5,583,336 were issued, subsequently converted, and are no longer available to issue.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus are fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Standard Registrar & Transfer Company, Inc.

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Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 9,416,664 shares of preferred stock (after giving effect to the conversion and cancellation of a previous issue of 5,583,336 shares of Series B Preferred) in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific rights of the holders of preferred stock. However, effects of the issuance of preferred stock include restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, and making it more difficult for a third party to acquire us, which could have the effect of discouraging a third party from acquiring, or deterring a third party from paying a premium to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of our preferred stock.

You should refer to our certificate of incorporation which was filed on June 2, 2014 with the Securities and Exchange Commission as an exhibit to our Reports on Form 8-K, dated May 30, 2014, and which is incorporated by reference into the registration statement of which this prospectus forms a part.

General

Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of our board of directors, without stockholder approval, we may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference, if any, per share and the purchase price;

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•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•	any material limitations on issuance of any class or series of preferred stock ranking pari passu with or senior to the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

Transfer Agent and Registrar

The transfer agent and registrar for any preferred stock we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

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We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture limits the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title or designation;

•	the aggregate principal amount and any limit on the amount that may be issued;

•	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

•	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

•	the maturity date and the date or dates on which principal will be payable;

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•	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place or places where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special U.S. federal income tax considerations applicable to a series of debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

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Consolidation, Merger or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant set forth in the debt securities of such series or the applicable indentures, other than a covenant specifically relating to and for the benefit of holders of another series of debt securities, and our failure continues for 90 days after we receive written notice from the debenture trustee or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

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If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request and offer.

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These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indenture; Waiver

The debenture trustee and we may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series issued pursuant to such indenture.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

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Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged with respect to a series, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, the premium, if any, and interest on, the debt securities of the series on the dates payments are due.

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Form, Exchange, and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange or in the applicable indenture, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

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Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, will we make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

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DESCRIPTION OF WARRANTS

As of January 2, 2015, there were warrants and options to purchase an aggregate of 3,940,509 shares of Ohr Pharmaceutical common stock outstanding with exercise prices ranging from $1.50 to $10.11 per share.

General

We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in the applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the warrant agreements and the prospectus supplement relating to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

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•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants may be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our common stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, common stock, warrants or purchase contracts, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights.

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We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock, preferred stock or other securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights issued;

•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;

•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;

•	the method by which holders of rights will be entitled to exercise;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;

•	whether stockholders are entitled to oversubscription rights, if any;

•	any applicable U.S. federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

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Each right will entitle the holder of rights to purchase for cash the principal amount of shares of common stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants or rights, or securities of an entity unaffiliated with us, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or variable number of our debt securities, shares of common stock, preferred stock, warrants, rights or other property, or any combination of the above. The price of the securities or other property subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units each consisting of a purchase contract and one or more of our other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

•	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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•	whether the purchase contracts are to be prepaid;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	any applicable U.S. federal income tax considerations; and

•	whether the purchase contracts will be issued in fully registered or global form.

The preceding description sets forth certain general terms and provisions of the purchase contracts to which any prospectus supplement may relate. The particular terms of the purchase contracts to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the purchase contracts so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the purchase contracts described in a prospectus supplement differ from any of the terms described above, then the terms described above will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable purchase contract for additional information before you decide whether to purchase any of our purchase contracts.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

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General

We may issue units consisting of common stock, preferred stock, one or more debt securities, warrants, rights or purchase contacts for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities,” “Description of Warrants,” “Description of Rights” and “Description of Purchase Contracts” will apply to each unit, as applicable, and to any common stock, preferred stock, debt security, warrant, right or purchase contract included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

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Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our certificate of incorporation and bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by such law.

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LEGAL MATTERS

Hahn & Hessen LLP, New York, New York, will pass upon the validity of the issuance of the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of Ohr Pharmaceutical, Inc. as of September 30, 2014, 2013 and 2012 and for each of the years in the three-year period ended September 30, 2014 have been incorporated by reference herein in reliance upon the reports of MaloneBailey, LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.ohrpharmaceutical.com. We make available free of charge through our website press releases, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after we have electronically filed with, or furnished to, the Securities and Exchange Commission. The information set forth on, or accessible from, our website is not part of this prospectus.

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INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed on December 22, 2014; and

•	all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination or completion of the offering of securities under this prospectus shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing such reports and other documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 333-88480.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Ohr Pharmaceutical, Inc., 800 Third Avenue, 11th Floor, New York, New York 10022, or call (212) 682-8452.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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3,885,000 Shares of Common Stock

Series A Warrants to Purchase 1,942,500 Shares of Common Stock

Series B Warrants to Purchase 3,885,000 Shares of Common Stock

Prospectus Supplement

December 7, 2016